SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
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GENESIS MICROCHIP INC.
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Genesis Microchip Inc.
2525 Augustine Drive
Santa Clara, California 95054
(408) 919-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On October 9, 2007

To our Stockholders:

We are holding our 2007 annual meeting of stockholders on Tuesday, October 9, 2007 at 11:00 a.m. Pacific Time. It will be held at our offices located at 2525 Augustine Drive, Santa Clara, California 95054. Only stockholders of record on August 27, 2007 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purpose of the meeting is:

1. To elect three Class III directors, each to serve for a term of three years, expiring on the date of our 2010 annual meeting of stockholders or until a successor is elected;

2. To ratify the appointment of KPMG LLP in Canada as independent accountants for fiscal 2008;

3. To approve the 2007 Equity Incentive Plan;

4. To approve the 2007 Employee Stock Purchase Plan;

5. To approve amendments to the Company’s existing stock plans to allow for a one-time exchange of stock options for restricted stock units by employees (excluding executive officers and non-employee board members); and

6. To transact any other business that may properly come before either the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote to approve all of the proposals before you. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

By order of the Board of Directors,

Jeffrey Lin
Secretary

September 7, 2007

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card. Please refer to the proxy card for more information on how to submit your vote.

Genesis Microchip Inc.
2525 Augustine Drive
Santa Clara, California 95054
(408) 919-8400

PROXY STATEMENT
INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of Genesis Microchip Inc., a Delaware corporation (“we,” “us,” “Genesis” or the “Company”), for use at our 2007 annual meeting of stockholders to be held on Tuesday, October 9, 2007 at 11:00 a.m. Pacific Time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting. The annual meeting will be held at our offices located at 2525 Augustine Drive, Santa Clara, California 95054.

These proxy solicitation materials will be mailed on or about September 7, 2007 to all stockholders entitled to vote at our annual meeting.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Why are you sending me this proxy statement?

We are sending you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. The annual meeting is scheduled to take place on Tuesday, October 9, 2007. This proxy statement summarizes information concerning the proposals to be voted on at the annual meeting. This information will help you to make an informed vote at our annual meeting.

What proposals will be voted on at the meeting?

We have scheduled five proposals to be voted on at the meeting:

1. The election of three Class III directors, each to serve for a term of three years expiring on the date of our 2010 annual meeting of stockholders or until a successor is elected;

2. The ratification of the appointment of KPMG LLP in Canada as independent accountants for fiscal 2008;

3. The approval of the 2007 Equity Incentive Plan;

4. The approval of the 2007 Employee Stock Purchase Plan; and

5. The approval of amendments to the Company’s existing stock plans to allow for a one-time exchange of stock options for restricted stock units by employees (excluding executive officers and non-employee board members).

What is the voting recommendation?

The Company’s Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees to our Board of Directors and “FOR” all of the other proposals.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on August 27, 2007 are entitled to notice of, and to vote at, our annual meeting. As of the close of business on the record date, there were 37,465,217 shares of our common stock outstanding and entitled to vote held by approximately 160 stockholders of record. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting.

However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. You may vote shares held in street name in person at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy. Please refer to the summary voting instructions included on the enclosed proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, refer to the voting instruction card included by your broker or nominee.

Can I change my vote after I submit my proxy?

Yes. You can change your vote at any time before your shares are voted by proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record you can change your vote by:

•	Sending a written notice to our Secretary at our principal executive offices in Santa Clara, California stating that you would like to revoke your proxy,

•	Completing a new proxy card and sending it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned, or

•	Attending the annual meeting and voting in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters, including Proposals 1 and 2. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (not including Proposals 1 and 2) (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee.

The New York Stock Exchange (“NYSE”) prohibits brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. National Association of Securities Dealers, Inc. (“NASD”) member brokers are also prohibited from voting on such proposals without specific instructions from beneficial holders. Accordingly, all shares that you hold through a broker or other nominee who is a NASD or NYSE member organization will only be voted on approval of Proposals 3-5 if you have provided specific voting instructions to your broker or other nominee to vote your shares on such proposal.

The inspector of election appointed for the meeting, who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes, will tabulate all votes. Shares that are voted “FOR,” “AGAINST” or “WITHHELD” on a proposal will be treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR” or “AGAINST” will also be treated as votes cast on the proposal. Shares that abstain from voting on a proposal will be treated as shares that are present at the meeting for purposes of establishing a quorum, but will not be treated as votes cast on the proposals. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” all of our nominees to the Board of Directors, “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

With respect to the proposal to elect three Class III directors, the three nominees receiving the greatest number of votes will be elected, even if the votes they receive are less than a majority of shares present and entitled to vote. Abstentions are not counted towards the tabulation of votes cast for the election of directors.

All other proposals require the affirmative “FOR” vote of a majority of those votes cast; that majority must also constitute at least a majority of the required quorum.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the third quarter of fiscal year 2008, which ends December 31, 2007.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate(s) as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have hired Innisfree MA Incorporated to aid us in the solicitation of proxies for a fee of $15,000 plus out of pocket expenses. We may also hire our transfer agent, Mellon Investor Services LLC, or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

We have a classified Board of Directors, with overlapping terms of office. The term for the Class III directors expires at this 2007 annual meeting. The term for the Class I directors expires at the 2008 annual meeting and the term for the Class II directors expires at the 2009 annual meeting. Each director serves for a three-year term or until his successor is duly elected and qualified.

The Board of Directors’ nominees for election by the stockholders as Class III directors are Jon Castor, Chieh Chang and Jeffrey Diamond. Our Nominating Committee has recommended and the Board of Directors has approved these nominations. Mr. Castor is currently a member of our Audit Committee and Nominating Committee. Mr. Chang is currently a member of our Compensation Committee and our Corporate Governance Committee. Mr. Diamond is currently the chairman of our Compensation Committee and the chairman of our Nominating Committee. If elected, the three nominees will serve as directors until our 2010 annual meeting or until a successor is duly elected and qualified. If any of the nominees declines to serve, proxies may be voted for a substitute nominee as may nominated by our Board of Directors.

If a quorum is present and voting, the three nominees for Class III directors receiving the highest number of votes “FOR” will be elected as the Class III directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies for the election of these three nominees.

Directors

Currently, there are seven (7) members of the Board of Directors. The following sets forth certain information concerning our current directors as well as our Class III nominees to be elected at the 2007 annual meeting.

			Director
Name	Age	Position	Since

Class III Nominees:
Jon Castor(1)(4)	55	Director Nominee	2004
Chieh Chang(2)(3)	55	Director Nominee	2004
Jeffrey Diamond(2)(4)	55	Director Nominee	2001
Class I Directors Whose Terms Expire at the 2008 Annual Meeting:
Tim Christoffersen(1)(3)	65	Director	2002
Robert H. Kidd(1)(4)	63	Director	2002
Class II Directors Whose Terms Expire at the 2009 Annual Meeting:
Chandrashekar M. Reddy(2)(3)	47	Director	2002
Elias Antoun	51	President, Chief Executive Officer and Director	2004

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance Committee.

(4)	Member of the Nominating Committee.

Nominees for Election to Class III Directorship Expiring at the 2007 Annual Meeting

Jon Castor has been a director of Genesis since November 2004. From January 2004 to June 2004, Mr. Castor was an Executive Advisor to the Chief Executive Officer of Zoran Corporation, and from August 2003 to December 2003, he was Senior Vice President and General Manager of Zoran’s DTV Division. From October 2002 to August 2003, Mr. Castor was the Senior Vice President and General Manager of the TeraLogic Group at Oak Technology Inc., a developer of integrated circuits (ICs) and software for digital televisions and printers which was acquired by Zoran. Prior to that, Mr. Castor co-founded TeraLogic, Inc., a developer of digital television ICs, software and systems in June 1996 where he served in several capacities including as its President, Chief Financial Officer and director from June 1996 to November 2000, and as its Chief Executive Officer and director from November 2000 to October 2002, when it was acquired by Oak Technology. Mr. Castor also serves on the Board of Directors of Adaptec Inc. (NASDAQ: ADPT), a data storage solutions company, and as a member of its Audit and Compensation Committees. Mr. Castor also serves as Chairman of the Board of Directors of Artimi, Inc., an ultrawideband wireless technology company, where he is also Chairman of the Compensation Committee, and as Chairman of the Board of Omneon Video Networks, a broadcast media server and storage company, where he is also Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Castor received his B.A. with distinction from Northwestern University and his M.B.A. from Stanford Graduate School of Business.

Chieh Chang has been a director of Genesis since November 2004. Mr. Chang has been a member of the board of directors of Oplink Communications, Inc. since September 1995. Since February 2003, Mr. Chang has served as Vice Chairman of Chingis Technology Corporation, a fabless semiconductor design company, and from February 2000 to February 2003, as its Chief Executive Officer. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Jeffrey Diamond was appointed Chairman of the Board of Directors in July 2003, and has served as a director since April 2001. After our acquisition of Paradise Electronics, Inc. in May 1999, Mr. Diamond also served as an executive officer and as a consultant to Genesis through December 2000. Prior to that, he served as a director of Paradise from its inception in 1996 and as its Chief Executive Officer from September 1998 until May 1999. Mr. Diamond held senior management positions at Cirrus Logic, Inc. from April 1992 to March 1995. Mr. Diamond received his B.S. in Business Administration from the University of Illinois.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH DIRECTOR NOMINEE

Class I Directors Whose Terms Expire at the 2008 Annual Meeting

Tim Christoffersen was appointed as a director in August 2002. Mr. Christoffersen served as Chief Financial Officer of Monolithic Power Systems, Inc. (MPS), a semiconductor company, from June 2004 to April 2006, and served on MPS’s board of directors from March 2004 to July 2004. Mr. Christoffersen served as a financial consultant to technology companies from 1999 to 2004. Prior to that, Mr. Christoffersen served as Chief Financial Officer of NeoParadigm Labs, Inc. from 1998 to 1999 and as Chief Financial Officer of Chips & Technologies, Inc. from 1994 until its sale to Intel Corporation in 1998. Mr. Christoffersen was Executive Vice President, Director and Chief Operating Officer of Resonex, Inc. from 1991 to 1992. From 1986 to 1991, Mr. Christoffersen held several managerial positions with Ford Motor Company. Mr. Christoffersen is a Phi Beta Kappa graduate of Stanford University where he earned a B.A. in Economics. He also holds a Master’s degree in Divinity from Union Theological Seminary in New York City.

Robert H. Kidd was appointed as a director in August 2002. Mr. Kidd serves as President of Location Research Company of Canada Limited, a consulting company. Mr. Kidd also serves as a director of Hostopia.com (TSX: H), a provider of private-label wholesale hosting, email, and application services, and as Vice Chairman of Appleby College Foundation. Mr. Kidd served as Chief Financial Officer of Technology Convergence Inc. from 2000 to 2002, of Lions Gate Entertainment Corp. from 1997 to 1998, and of InContext Systems Inc. from 1995 to 1996. He served as Senior Vice President, Chief Financial Officer and Director of George Weston Limited from 1981 to 1995, as a partner of Thome Riddell, Chartered Accountants, a predecessor firm of KPMG LLP, from 1973 to 1981 and as a Lecturer in Finance, Faculty of Management Studies, University of Toronto, from 1971 to 1981. Mr. Kidd has served on several professional committees, including the Toronto Stock Exchange Investors & Issuers Advisory Committee from 1993 to 1998, the Canadian Institute of Chartered Accountants Emerging Issues Committee from 1992 to 1997 and the Canadian Securities Administrators Committee on Conflicts of Interest in Underwriting from 1994 to 1996. Mr. Kidd has a B. Commerce from the University of Toronto and an M.B.A. from York University. Mr. Kidd is a Fellow of the Institute of Chartered Accountants of Ontario.

Class II Directors Whose Terms Expire at the 2009 Annual Meeting

Chandrashekar M. Reddy joined Genesis as a director upon its acquisition of Sage, Inc. in February 2002. He served as Vice Chairman and as Executive Vice President, Engineering of Genesis from February 2002 to November 2002. He served as Chairman of the Board of Directors and Chief Executive Officer of Sage from its inception in 1994 until its acquisition by Genesis in February 2002. Mr. Reddy served as the Chief Executive Officer of Athena Semiconductors, Inc., a wireless communications business, from December 2002 to October 2005 and as a member of its Board of Directors from January 2002 to October 2005, when it was acquired by Broadcom Corp. From 1986 to 1995, Mr. Reddy held several design and program management positions at Intel Corporation. Mr. Reddy also serves on the Board of Directors of Sonoros Corp., a privately held company. Mr. Reddy received an M.S. in Electrical Engineering from the University of Wisconsin, Madison and a B.S. in Electrical Engineering from the Indian Institute of Technology.

Elias Antoun has served as President and Chief Executive Officer of the Company and a member of our Board of Directors since November 2004. Prior to his appointment, Mr. Antoun served as the President and Chief Executive Officer of Pixim, Inc., an imaging solution provider for the video surveillance market, between March 2004 and November 2004. From February 2000 to August 2003, Mr. Antoun served as the President and Chief Executive Officer of MediaQ, Inc., a mobile handheld graphics IC company acquired by NVIDIA Corporation in August 2003. From January 1991 to February 2000, Mr. Antoun held a variety of positions with LSI Logic Corporation, most recently serving as Executive Vice President of the Consumer Products Division from 1998 until his departure in January 2000. Mr. Antoun served as a Director of HPL Technologies, Inc. from August 2000 to December 2005, and as Chairman of the Board of Directors of HPL Technologies, Inc. from July 2002 to December 2005. Mr. Antoun received a B.S. in Electrical Engineering from UCLA, and an M.B.A. from Stanford Graduate School of Business.

The Board of Directors, its Committees and Meetings

Board of Directors.  The Board of Directors held 26 meetings during the fiscal year ended March 31, 2007. Each director attended or participated telephonically in 75% or more of the aggregate of (i) the total number of the meetings of the Board of Directors (held during the period for which such director was a director) and (ii) the total number of meetings of all committees on which such director served (held during the period for which such director served as a committee member) during the fiscal year ended March 31, 2007.

A majority of the directors on the Company’s Board of Directors are independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. The Board of Directors has determined that each of its current directors, except Elias Antoun, has no material relationship with Genesis and is independent. In addition, the independent members of the Board of Directors met numerous times during the fiscal year ended March 31, 2007.

Our Board of Directors has standing Compensation, Audit, Corporate Governance and Nominating Committees.

Compensation Committee.  The Compensation Committee reviews and evaluates the compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option plans and stock purchase plan. The Compensation Committee held 19 meetings during the fiscal year ended March 31, 2007.

For disclosure relating to our processes and procedures for the consideration and determination of executive compensation — See Compensation Discussion and Analysis — Determination of Compensation.

Currently, our Compensation Committee consists of Mr. Diamond, Mr. Chang and Mr. Reddy, each of whom qualifies as “independent” in accordance with the published listing requirements of Nasdaq. Mr. Diamond serves as chairman of this committee. The current Compensation Committee charter is available at our Web site located at www.gnss.com.

Audit Committee.  Among other things, the Audit Committee reviews the scope and timing of audit services and any other services that our independent accountants are asked to perform, the auditors’ report on our consolidated financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. The Audit Committee also reviews and approves any related party transactions. The Audit Committee approves, in advance, all permissible non-audit services provided by the company’s independent accountants.

Currently, our Audit Committee consists of Mr. Christoffersen, Mr. Castor and Mr. Kidd. Mr. Kidd serves as chairman of this committee. The Audit Committee held 15 meetings during the fiscal year ended March 31, 2007. In addition to qualifying as “independent” in accordance with the published listing requirements of Nasdaq, each member of the Audit Committee qualifies as “independent” under special standards established by the SEC for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an independent director. The Board of Directors has determined that each of the current Audit Committee members is independent and an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters. The designation as an audit committee financial expert does not impose upon an Audit Committee member any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors. The current Audit Committee charter is available at our Web site located at www.gnss.com.

Nominating Committee.  The Nominating Committee is responsible for seeking, screening and recommending for nomination candidates for election to the Board of Directors and appointments to the Board of Directors to fill any vacancies. In so doing, the Nominating Committee may evaluate, among other things:

•	The current size, composition and needs of the Board of Directors and its committees;

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest of candidates; and

•	such other factors as the Nominating Committee may consider appropriate.

These factors, and any other qualifications considered useful by the Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board of Directors at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board of Directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board of Directors members. Therefore, the Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The current Nominating Committee charter is available at our Web site located at www.gnss.com.

The Nominating Committee will evaluate candidates identified on its own initiative as well as candidates referred to it by other members of the Board of Directors, by our management, by stockholders who submit names to the Nominating Committee, or by other external sources. Since our last annual meeting in 2006, we have not employed a search firm or paid fees to other third parties in connection with seeking or evaluating Board of Directors nominee candidates.

With regard to referrals from our stockholders, the Nominating Committee’s policy is to consider recommendations for candidates to the Board of Directors from stockholders holding not less than 1% of our outstanding common stock continuously for at least twelve months prior to the date of the submission of the recommendation. Candidates suggested by stockholders are evaluated using the same criteria as for other candidates. A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in written correspondence by letter to Genesis Microchip Inc., attention of the Company’s Secretary, at our offices at 2525 Augustine Drive, Santa Clara, California 95054. Such notice must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Genesis within the last three years, evidence of the required ownership of common stock by the recommending stockholder, and to the extent known by the stockholder, any relationships between the candidate and competitors, customers, suppliers and any other parties that might give rise to the appearance of a potential conflict of interest. Any stockholder who wishes to make a direct nomination for election to the Board of Directors at an annual or special meeting for the election of directors must comply with procedures set forth in our bylaws.

Currently, our Nominating Committee consists of Mr. Diamond, Mr. Castor and Mr. Kidd, each of whom is “independent” in accordance with the published listing requirements of Nasdaq. Mr. Diamond serves as chairman of this committee. The Nominating Committee held two meetings during the fiscal year ended March 31, 2007.

The current Nominating Committee charter is available at our Web site located at www.gnss.com.

Corporate Governance Committee.  The Corporate Governance Committee oversees the Company’s disclosure controls and procedures, except for the financial reporting controls and procedures overseen by the Audit Committee, and recommends to the Board of Directors the adoption of any measures it deems advisable for the improvement of disclosure controls and procedures. Currently, our Corporate Governance Committee consists of Messrs. Christoffersen, Chang and Reddy. Mr. Christoffersen serves as chairman of this committee. The Corporate Governance Committee held two meetings during the fiscal year ended March 31, 2007.

The current Corporate Governance Committee charter is available at our Web site located at www.gnss.com.

Corporate Governance

We believe transparent, effective, and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines.  Our Board of Directors has adopted Corporate Governance Guidelines which govern, among other things, Board member criteria (including limits on the number of boards upon which directors may serve), responsibilities, compensation and education, Board committee composition and charters, management succession, and Board self-evaluation. You can access these Corporate Governance Guidelines, along with other materials such as committee charters, on our website at www.gnss.com.

Code of Ethics.  We have adopted a code of ethics that applies to our principal executive officer and all members of our finance department, including the principal financial officer and principal accounting officer. This “Code of Ethics — Financial”, as well as our “Code of Business Conduct and Ethics”, which applies to all employees generally, are posted on our Website. The Internet address for our Website is http://www.gnss.com, and both codes may be found as follows:

1. From our main Web page, first click on “Investors,”

2. Next, click on “Corporate Governance.”

3. Finally, click on “Code of Business Conduct and Ethics” or “Code of Ethics — Financial.”

We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding certain amendments to, or waivers from, a provision of this code of ethics by posting such information on our website, at the address and location specified above, within four business days of such amendment or waiver.

Director attendance at annual meetings.  Genesis does not have a formal policy regarding the attendance of its directors at annual or special meetings of stockholders, but the Company encourages directors to attend such meetings. Of the two directors elected at the September 12, 2006 annual meeting and the five continuing directors who were not up for re-election at that meeting, all seven directors attended that meeting.

Director continuing education.  Pursuant to our Corporate Governance Guidelines, Genesis encourages the directors to attend appropriate continuing education classes every two years. During the last two years, each member of our Board of Directors attended a director education program endorsed by Institutional Shareholder Services, except for Mr. Chang.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Stockholders of the Company are being asked to ratify the appointment of KPMG LLP in Canada as independent accountants for the fiscal year ending March 31, 2008.

We have selected KPMG as our independent accountants for the 2008 fiscal year. KPMG or its predecessor firms have served as our independent accountants since our inception in Canada in 1987. Representatives of KPMG are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The approximate fees billed to us by KPMG for services rendered with respect to fiscal years 2007 and 2006 were as follows:

	2007	2006

Audit Fees	$901,017	$815,790
Audit-Related Fees	120,503	180,183
Tax Fees	341,246	333,483
All Other Fees	0	0

Total Fees	$1,362,766	$1,329,456

Audit Fees.  This category consists of fees paid for professional services provided in connection with the integrated audit of our financial statements and internal controls over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including filings related to potential mergers and acquisitions.

Audit-Related Fees.  This category consists of fees paid primarily for advisory services, research on accounting matters and due diligence related to mergers and acquisitions, and are not reported above under “Audit Fees.”

Tax Fees.  This category consists of fees paid primarily for professional services rendered by KPMG in connection with tax advice related to specialized projects such as the implementation of the American Jobs Creation Act, acquisition activities and tax compliance, including technical tax advice related to the preparation of tax returns.

The Audit Committee has determined that the provision of non-audit services performed during fiscal 2007, including work related to acquisition activities and for tax planning and compliance purposes, is compatible with maintaining the independence of KPMG.

The Audit Committee has established a policy governing our use of KPMG for non-audit services. Under the policy, management may use KPMG for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2007, all fees identified above under the captions “Audit-Related Fees” and “Tax Fees” that were billed by KPMG were approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures established by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP IN CANADA AS OUR
INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2008.

PROPOSAL 3 — APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN

The stockholders are being asked to approve a new equity incentive plan, the 2007 Equity Incentive Plan (the “Incentive Plan”).

The Board of Directors (the “Board”) believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The Board believes that plans such as the Incentive Plan increase the Company’s ability to achieve this objective, especially, in the case of the Incentive Plan, by allowing for several different forms of long-term incentive awards, which the Board believes will help the Company to recruit, reward, motivate and retain talented personnel.

Reasons for the Adoption of the 2007 Equity Incentive Plan

The Incentive Plan is intended to enable us to achieve the following objectives:

•	Consolidate our Stock Plans. With the adoption of the Incentive Plan, we will consolidate our stock award plans into one stockholder approved plan. If the Incentive Plan is approved, we will no longer make grants under our 1997 Employee Stock Option Plan, 1997 Non-Employee Stock Option Plan, 2000 Nonstatutory Stock Option Plan, 2001 Nonstatutory Stock Option Plan, or 2003 Stock Plan (referred to as the “Equity Plans”). By approving the Incentive Plan, we will terminate all of our non-stockholder approved plans, including our 2000 Nonstatutory Stock Option Plan with its evergreen provision, and make all future equity compensation awards under the Incentive Plan.

•	Permit Performance-Based and Other Full Value Awards. Under the Incentive Plan, we will be able to grant full value awards, including performance units and performance shares. Without the Incentive Plan, we will only have the ability to grant stock options and stock appreciation rights to continuing employees once the 1997 Employee Stock Option Plan expires later this year. We intend to grant stock awards to our executives that are based on achieving Company performance goals (as further described below and in the Compensation Discussion and Analysis), but we will not be able to grant such performance-based awards after the 1997 Employee Stock Option Plan expires later this year unless the Incentive Plan is approved.

•	Adopt Best Practices. Several provisions of the Incentive Plan are designed to implement corporate governance best practices. For examples, the Incentive Plan does not permit us to “reprice” options without stockholder approval and requires all option grants to have an exercise price no less than 100% of our common stock’s fair market value on the grant date (i.e., no “discount” option grants).

•	Manage Burn Rate and Dilution. In conjunction with stockholder approval of the Incentive Plan, the Board will adopt a burn rate policy to manage our annual awards of equity compensation and our stockholder dilution. The maximum number of shares that will be subject to equity compensation each year for the next three years will be based on the median burn rate for our industry, as described in more detail below under the heading Adoption of Burn Rate Policy.

The Board believes strongly that the approval of the Incentive Plan is essential to the Company’s continued success. In particular, the Company believes that its employees are its most valuable assets and that the awards permitted under the Incentive Plan are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it competes. Such awards also are crucial to the Company’s ability to motivate employees to achieve the Company’s goals.

If the stockholders do not approve the Incentive Plan, each Equity Plan will remain in effect through the remainder of its respective term.

Vote Required; Recommendation of the Board of Directors

The approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN AND THE
NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

Adoption of Burn Rate Policy

In order to address any stockholder concerns regarding the amount of our common stock used for equity compensation, our board of directors has adopted a Burn Rate Policy. The Burn Rate Policy is intended to limit the number of shares of our common stock that we may use for equity compensation over our next three fiscal years to current industry norms.

During this three year period, beginning with our 2008 fiscal year and ending with our 2010 fiscal year, our Burn Rate Policy will require us to limit the number of shares that we grant subject to stock awards over the three year period to an annual average of 5.4% of our outstanding common stock (which is equal to the median burn rate plus one standard deviation for the 2007 calendar year for Russell 3000 companies in our Global Industry Classification Standards Peer Group (4530 Semiconductors and Semiconductor Equipment), as published by Institutional Shareholder Services in 2007). Our annual burn rate will be calculated as the number of shares subject to stock awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, and other stock awards) granted during our fiscal year divided by our outstanding common stock, measured as of the last day of each fiscal year, both as reported in our periodic filings with the Securities and Exchange Commission. Awards that are settled in cash, awards sold under our employee stock purchase plan, awards assumed in acquisitions and any awards granted in connection with our option exchange program will be excluded from our burn rate calculation. For purposes of our calculation, each share subject to a full value award (i.e., restricted stock, restricted stock unit, performance share and any other award that does not have an exercise price per share equal to the per share fair market value of our common stock on the grant date) will be counted as more than one share on the following schedule: (i) 1.5 shares if our annual common stock price volatility is 53% or higher; (ii) 2 shares if our annual common stock price volatility is between 25% and 53%; and (iii) 4 shares if our annual common stock price volatility is less than or equal to 25%.

Adoption of Pay for Performance Policies

As further described below in Compensation Discussion and Analysis, our Compensation Committee has updated our equity incentive compensation program for fiscal 2008 to require that at least a majority of the shares subject to equity awards granted to our named executive officers be performance-vesting awards as opposed to time-vesting awards. Furthermore, our Compensation Committee intends to have at least a majority of the number of shares subject to equity awards granted to those executive officers we expect will be its named executive officers for our 2009 fiscal year be performance-vesting awards, absent any changes in the applicable accounting rules, tax or other laws, or any significant business developments.

Executive Summary

The following is a summary of some of the key provisions of the Incentive Plan, including differences between the Incentive Plan and the Equity Plans:

•	3,000,000 shares reserved for issuance under the Incentive Plan in addition to transferring approximately 4,750,000 shares (as of July 31, 2007) reserved for issuance under the Equity Plans upon their suspension or termination. Shares subject to awards that are forfeited under the Equity Plans will also become available for issuance under the Incentive Plan.

•	Prohibition on option “repricing” or option exchanges without stockholder approval.

•	Addition of the ability to grant performance units and performance shares and other stock or cash awards.

•	Requirement that all options and stock appreciation rights be granted with an exercise price per share no less than 100% of the fair market value of our common stock on the grant date.

•	Limit the maximum term of options and stock appreciation rights to seven years from ten years in the 1997 Employee Stock Option Plan.

Overview of our Equity Incentive Plans

As of July 31, 2007, we have approximately 4,750,000 shares reserved for issuance under all of the Equity Plans, we have approximately 6,184,000 shares subject to outstanding stock options, with a weighted average exercise price of $15.37 and an expected remaining term of 5.58 years, and we have approximately 861,000 shares subject to unvested restricted stock unit awards. Please see the Equity Compensation Plan Information table below for information with respect to each plan as of March 31, 2007, the end of our last fiscal year.

The Company’s current 1997 Employee Stock Option Plan will expire in November 2007. The Company’s current 1997 Non-Employee Stock Option Plan does not have an expiration date. The Company’s current 2000 Nonstatutory Stock Option Plan is set to expire in 2010. The Company’s current 2001 Nonstatutory Stock Option Plan is set to expire in 2011. The Company’s current 2003 Stock Plan is set to expire in 2013. The Board has approved the Incentive Plan, subject to approval from the stockholders at the Annual Meeting. If the stockholders approve the Incentive Plan, it will replace all of the Equity Plans, which will be suspended or terminated such that no further awards will be made under the Equity Plans, but the Equity Plans will continue to govern awards previously granted under the respective plan.

Summary of the 2007 Equity Incentive Plan

The following is a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Annex A.

The Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Incentive Plan include employees, directors and consultants who provide services to the Company and its parent or subsidiaries. As of August 27, 2007, approximately 630 employees, directors and consultants would be eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan.  The maximum aggregate number of shares that may be awarded and sold under the Incentive Plan is 3,000,000 shares plus (i) any shares that have been reserved but not issued under the Company’s 1997 Employee Stock Option Plan as of the date stockholders approve the Incentive Plan and any shares subject to stock options or similar awards granted under the 1997 Employee Stock Option Plan that expire or otherwise terminate without having been exercised in full, and shares issued pursuant to awards granted under the 1997 Employee Stock Option Plan that are forfeited to or repurchased by the Company, (ii) any shares that have been reserved but not issued under the Company’s 1997 Non-Employee Stock Option Plan as of the date stockholders approve the Incentive Plan and any shares subject to stock options granted under the 1997 Non-Employee Stock Option Plan that expire or otherwise terminate without having been exercised in full, (iii) any shares that have been reserved but not issued under the Company’s 2000 Nonstatutory Stock Option Plan as of the date stockholders approve the Incentive Plan and any shares subject to stock options or similar awards granted under the 2000 Nonstatutory Stock Option Plan that expire or otherwise terminate without having been exercised in full, and (iv) any shares that have been reserved but not issued under the Company’s 2001 Nonstatutory Stock Option Plan as of the date stockholders approve the Incentive Plan and any shares subject to stock options granted under the 2001 Nonstatutory Stock Option Plan that expire or otherwise terminate without having been exercised in full. The shares may be authorized, but unissued, or reacquired common stock. As of September 7, 2007, no Awards have been granted under the Incentive Plan.

Shares subject to Awards granted with an exercise price less than the fair market value on the date of grant (such as restricted stock or restricted stock unit awards) count against the share reserve as two shares for every one share subject to such an Award. To the extent that a share that was subject to an Award that counted as two shares against the Incentive Plan share reserve pursuant to the preceding sentence is returned to the Incentive Plan, the Incentive Plan reserve will be credited with two shares that will thereafter be available for issuance under the Incentive Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by the Company, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Incentive Plan. Upon exercise of a stock appreciation rights settled in shares, the gross number of shares covered by the exercised portion of the stock appreciation right will cease to be available under the Incentive Plan. Shares that have actually been issued under the Incentive Plan under any Award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan; provided, however, that if shares of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company, such shares will become available for future grant under the Incentive Plan as described above. Shares used to pay the exercise price of an Award or used to satisfy tax withholding obligations will not become available for future grant or sale under the Incentive Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the Incentive Plan.

If the Company declares a stock dividend or engages in a reorganization or other change in its capital structure, including a merger, the Administrator will adjust the (i) number and class of shares available for issuance under the Incentive Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

Administration of the Incentive Plan.  The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to as the “Administrator”), will administer the Incentive Plan. To make grants to certain of the Company’s officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (so that the Company can receive a federal tax deduction for certain compensation paid under the Incentive Plan). Subject to the terms of the Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, and to interpret the provisions of the Incentive Plan and outstanding Awards. The Administrator may not, without first receiving stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, awards of a different type, or cash, (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award could be reduced. The Administrator may not, without stockholder approval, modify or amend an option or stock appreciation right to reduce its exercise price after it has been granted, or cancel any outstanding option or stock appreciation right and immediately replace it with a new option or stock appreciation right with a lower exercise price.

Options.  The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year, except in connection with his or her initial employment with the Company, in which case he or she may be granted an option to purchase up to an additional 1,000,000 shares.

The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of the Company’s outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. The participant’s Award agreement may also provide that if the exercise of an option following the termination of the participant’s status as a service provider (other than as a result of the participant’s death or disability) would result in liability under Section 16(b) of the Exchange Act, then the option will terminate on the earlier of (i) the expiration of the term of the option, or (ii) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). The participant’s Award agreement may also provide that if the exercise of an option following the termination of the participant’s status as a service provider (other than as a result of the participant’s death or disability) would be prohibited because the issuance of shares would violate securities laws, then the option will terminate on the earlier of (i) the expiration of the term of the option, or (ii) the expiration of a period of three months after the termination of the participant during which the exercise of the option would not violate securities laws.

Restricted Stock.  Awards of restricted stock are rights to acquire or purchase shares of Company common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but for restricted stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no participant will be granted a right to purchase or acquire more than 300,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 600,000 shares of restricted stock in connection with his or her initial employment with the Company.

Restricted Stock Units.  Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set vesting criteria based on the achievement of specific performance goals or performing services over a fixed time period. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such restricted stock units. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Incentive Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to the Company. The Administrator determines the number of restricted stock units granted to any participant, but during any fiscal year of the Company, for restricted stock units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no participant may be granted more than 300,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 600,000 restricted stock units in connection with his or her initial employment to the Company.

Stock Appreciation Rights.  The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash, shares of common stock, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Incentive Plan. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Incentive Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant and the term of a stock appreciation right may not exceed seven years. No participant will be granted stock appreciation rights covering more than 300,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 600,000 shares in connection with his or her initial employment with the Company.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested stock appreciation rights for (i) three months following his or her termination for reasons other than death, or disability, and (ii) twelve months following his or her termination due to death or disability. The participant’s Award agreement may also provide that if the exercise of a stock appreciation right following the termination of the participant’s status as a service provider (other than as a result of the participant’s death or disability) would result in liability under Section 16(b) of the Exchange Act, then the stock appreciation right will terminate on the earlier of (i) the expiration of the term of the option, or (ii) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). The participant’s Award agreement may also provide that if the exercise of a stock appreciation right following the termination of the participant’s status as a service provider (other than as a result of the participant’s death or disability) would be prohibited because the issuance of shares would violate securities laws, then the stock appreciation right will terminate on the earlier of (i) the expiration of the term of the stock appreciation right, or (ii) the expiration of a period of three months after the termination of the participant during which the exercise of the option would not violate securities laws. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares.  The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, for awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no participant will receive more than 300,000 performance shares and no participant will receive performance units having an initial value greater than $2,000,000, except that a participant may be granted performance shares covering up to an additional 600,000 shares and performance units having an additional initial value up to $4,000,000 in connection with his or her initial employment with the Company. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.

Performance Goals.  Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: assets; bond rating; cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating cash flow; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on equity; return on net assets; return on sales; revenue; sales growth; or total return to stockholders. The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Transferability of Awards.  Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change in Control.  In the event of a change in control of the Company, each outstanding Award may be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period. Notwithstanding the foregoing, in the event of a change in control, Awards granted to a participant who is also a non-employee member of the Board will fully vest, and such participant will have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment and Termination of the Incentive Plan.  The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Incentive Plan will terminate in August, 2017 unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares of common stock subject to options granted under the Equity Plans during the last fiscal year, (b) the average per share exercise price of such options, (c) the aggregate number of shares issued pursuant to awards of Restricted Stock Units under the Equity Plans during the last fiscal year, and (d) the dollar value of such shares based on $8.63 per share.

	Number of	Average	Number	Dollar Value of
	Options	per Share	Restricted Stock	Restricted Stock
Name of Individual or Group	Granted	Exercise Price	Units	Units

Elias Antoun	60,000	$12.27	4,300	$37,109
Michael Healy	25,000	$12.27	1,430	$12,341
Linda Millage	19,000	$11.62	5,000	$43,150
Behrooz Yadegar	70,000	$12.97	30,000	$258,900
Hildy Shandell	45,000	$10.23	50,000	$431,500
Raphael Mehrbians	25,000	$12.27	1,430	$12,341
All executive officers, as a group	354,000	$12.11	98,605	$850,961
All employees who are not executive officers, as a group	830,621	$10.71	510,515	$4,405,744

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.  A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.  The Company generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Incentive Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL 4 — APPROVAL OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve a new employee stock purchase plan, the 2007 Employee Stock Purchase Plan (the “Purchase Plan”). The Company’s current 1997 Employee Stock Purchase Plan expires in 2007, after which no further offerings to purchase shares may commence thereunder. The employee stock purchase plan is a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees. Our Board believes that with the adoption of our Burn Rate Policy, an employee stock purchase plan will be an essential part of our equity compensation program for our rank and file employees. The proposed Purchase Plan will be one of the primary programs through which our employees may achieve ownership in the Company and thereby share in the success of our Company. Therefore, the Board has determined that it is still in the best interests of the Company and its stockholders to have an employee stock purchase plan and is asking the

Company’s stockholders to approve the Purchase Plan which contains substantially the same terms as the 1997 Employee Stock Purchase Plan and doesn’t differ from the 1997 Employee Stock Purchase Plan in any material respect. The Board has reserved a total of 2,200,000 shares of the Company’s common stock for purchase under the Purchase Plan, subject to stockholder approval at the Annual Meeting. Approval of the Purchase Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. As of the date of stockholder approval of the Purchase Plan, no rights to purchase shares of common stock have been granted pursuant to the Purchase Plan.

Vote Required; Recommendation of Board of Directors

The approval of the Purchase Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
ADOPTION OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN AND THE
NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

Summary of the 2007 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Annex B.

General.

The Purchase Plan was adopted by the Board in August, 2007, subject to stockholder approval at the Annual Meeting. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase shares of the Company’s common stock through payroll deductions.

Administration.

The Board or a committee appointed by the Board (referred to herein as the “Administrator”) administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility.

Each of the Company’s (or the Company’s designated subsidiaries) common law employees whose customary employment with the Company or one of the Company’s designated subsidiaries is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of the Company’s capital stock or the capital stock of one of the Company’s designated subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. The Administrator, in its sole discretion and prior to an offering date, may determine that an individual will not be eligible to participate if he or she: (i) has not completed at least two years of service since his or her last hire date, (ii) customarily works not more than twenty hours per week (or such lesser period of time as determined by the Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its sole discretion), (iv) is an officer or other manager, or (v) is a highly compensated employee, as determined under Section 414(q) of the Code.

Offering Period.

Unless otherwise determined by the Administrator, each offering period under the Purchase Plan will have a duration of approximately twelve months, commencing on the first trading day on or after May 15 of each year and terminating on the first trading day on or following May 15, approximately twelve months later, and commencing on the first trading day on or after November 15 of each year and terminating on the first trading day on or following November 15, approximately twelve months later. Each offering period will generally consist of two purchase periods in which shares may be purchased on a participant’s behalf. Unless the Administrator determines otherwise, a purchase period will be approximately six months and will begin on the first trading day on or after May 15 and November 15 of each year and end on the first trading day on or after the next May 15 and November 15 approximately six months later, except that the first purchase period of any offering period will begin on the first trading day of each offering period and end on the first trading day on or after May 15 and November 15 of each year. To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant’s compensation during the offering period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s designated subsidiaries terminates. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of the Company’s common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period.

Purchase Price.

The purchase price will be determined by the Administrator prior to an offering date for all options to be granted on such offering date, subject to compliance with the Code and the terms of the Purchase Plan. Unless and until the Administrator determines otherwise, shares of the Company’s common stock may be purchased under the Purchase Plan at a purchase price not less than 85% of the lesser of the fair market value of the common stock on (i) the first day of the offering period, or (ii) the last day of the purchase period. To the extent permitted by applicable laws or regulations, if the fair market value of the common stock on any exercise date in an offering period is lower than the fair market value of the common stock on the offering date of the offering period, then all participants in the offering period will be automatically withdrawn from the offering period immediately after the exercise of their option and automatically re-enrolled in the immediately following offering period. The fair market value of the Company’s common stock on any relevant date will be the closing price per share as reported on any established stock exchange or a national market system, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. In the absence of an established market for the Company’s common stock, the fair market value will be determined by the Administrator.

Payment of Purchase Price; Payroll Deductions.

The purchase price of the shares is accumulated by payroll deductions throughout each purchase period. The number of shares of the Company’s common stock that a participant may purchase in each purchase period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase more than 20,000 shares each purchase period. During an offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the Administrator; provided, however, that a participant may only make one payroll deduction change during each purchase period.

All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with the Company’s general funds. Funds received by the Company pursuant to exercises under the Purchase Plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal.

Generally, a participant may withdraw from an offering period at any time by written or electronic notice without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to the Company.

Termination of Employment.

Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the plan and the payroll deductions credited to the participant’s account (to the extent not used to make a purchase of the Company’s common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated, except that a participant who receives payment in lieu of notice of termination of employment will be treated as continuing to be an eligible employee for purposes of the Purchase Plan, for such participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control.

Changes in Capitalization.  In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Purchase Plan, then the Administrator will adjust the number and class of common stock which may be delivered under the Purchase Plan, the purchase price per share and the number of shares of common stock covered by each option under the Purchase Plan which has not yet been exercised, and the maximum number of shares a participant can purchase during a purchase period.

Dissolution or Liquidation.  In the event of the Company’s proposed dissolution or liquidation, the Administrator will shorten any offering period then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change in Control.  In the event of a merger or “change in control,” as defined in the Purchase Plan, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator will shorten the offering period with respect to which such option relates by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the merger or change in control. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan.

The Administrator may at any time amend, suspend, or terminate the Purchase Plan including the term of any offering period then outstanding. Generally, no such termination can adversely affect options previously granted.

New Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the Purchase Plan since its adoption by the Board. For illustrative purposes, the following table sets forth (i) the number of shares of our common stock that were purchased during the last fiscal year under the 1997 Employee Stock Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase.

	Number of	Average	Fair Market
	Shares	per Share	Value at
Name of Individual or Group	Purchased	Purchase Price	Date of Purchase

Elias Antoun	2,098	$9.35	$11.00
Michael Healy	2,822	$9.24	$10.87
Linda Millage	1,288	$8.62	$10.14
Behrooz Yadegar	362	$8.62	$10.14
Hildy Shandell	0	$0	$0
Raphael Mehrbians	1,850	$9.83	$11.56
All executive officers, as a group	16,918	$9.40	$11.05
All employees who are not executive officers, as a group	527,286	$9.19	$10.81

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL 5 — APPROVAL OF AMENDMENTS TO EXISTING STOCK PLANS TO ALLOW FOR A ONE-TIME EXCHANGE OF STOCK OPTIONS FOR RESTRICTED STOCK UNITS BY EMPLOYEES (EXCLUDING EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS)

Overview

In August 2007, our Board of Directors determined that it would be in the best interests of the Company and our stockholders to authorize a one-time stock option exchange program (the “Option Exchange Program”). The Board of Directors has adopted, subject to stockholder approval, amendments to the Company’s existing stock plans to authorize the Option Exchange Program. The Board of Directors believes the Option Exchange Program would enhance long-term stockholder value in two important ways: (1) by improving our ability to provide incentives to, and help retain, our employees; and (2) by reducing the Company’s equity award overhang through cancellation of outstanding stock options that currently provide no meaningful retention or incentive value to our employees. Non-employee members of the Board of Directors and the Company’s executive officers (the “Officers”) would not be eligible to participate in the Option Exchange Program.

As of July 31, 2007, 85% of our outstanding stock options held by our non-executive employees were “underwater” (meaning the exercise prices of such options are greater than our stock price). The weighted average exercise price of these options was $16.60 as compared to a $8.63 closing price on July 31, 2007 of our common stock. As a result, these stock options, while creating an equity award overhang to our stockholders of approximately 3.7 million shares, do not currently provide meaningful retention or incentive value to our employees. Equity awards have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward employees’ efforts. Retention of our employees is essential to the Company’s continued success.

Under the proposed Option Exchange Program, employees would be able to elect to surrender stock option grants that were granted by the Company prior to December 2005 and have an exercise price greater than or equal to $15.00 and receive, in return, a new grant of restricted stock units on the date of the exchange. The eligibility threshold approximates our 52-week stock price high as of July 31, 2007 and exceeds our stock price as of July 31, 2007, which was $8.63, by $6.37 or 74%. As of July 31, 2007, there are approximately 2,151,000 options that would be eligible for the Option Exchange Program, or approximately 58% of the total underwater options held by non-executive employees. In the event there is significant movement in our stock price or 52-week stock price high prior to the date we implement the Option Exchange Program, the Compensation Committee of the Board of Directors (“Compensation Committee”) will have the authority to adjust the price threshold for stock options eligible for the Option Exchange Program to ensure the intent of the program is realized; however, any changes will preserve the general terms and eligibility requirements of the Option Exchange Program discussed in this proposal. An award of restricted stock units granted under the Option Exchange Program would vest over a one to two year period following its date of grant. The Option Exchange Program would be open to all employees of the Company, except that the Officers and the non-employee members of our Board of Directors would not be eligible to participate. In addition, we may exclude employees in certain non-U.S. jurisdictions if local law or other constraints would make their participation infeasible or impractical. Shares from awards cancelled in the exchange will not be available for future award grants, including under the 2007 Equity Incentive Plan.

The Option Exchange Program would not be a one-for-one exchange, and the participants would receive restricted stock units covering a lesser number of shares than are covered by the exchanged options. The proposed exchange ratio for an exchanged option to a restricted stock unit would depend on the original exercise price of the exchanged option. The exchange ratios currently proposed for eligible options are as follows:

If the Exercise Price of an Eligible Option is :	The Exchange Ratio is :

$15.00-$16.25, then	2.8-for-1
$16.26-$17.50, then	3.5-for-1
$17.51-$25.00, then	4.5-for-1
Greater than $25.00, then	11.5-for-1

For example, if an employee exchanges an eligible option to purchase 5,000 shares with an exercise price of $20.00 per share, that employee would receive 1,111 restricted stock units, with the result rounded to the nearest whole unit.

The foregoing exchange ratios are intended to result in the issuance of restricted stock units that have a fair value for financial accounting purposes approximately less than or equal to the fair value of the exchanged stock option they replace. To this end, should the value of our common stock change in any material respect, the Compensation Committee will have the discretion to adjust the exchange ratios in order to achieve a value for value exchange.

Each new restricted stock unit would represent the right to receive one share of our common stock for no cash consideration. If the eligible option is 100% vested at the time of exchange, then 100% of the restricted stock units would vest approximately 12 months from the date of grant (subject to the employee’s continued service to the Company on such date). If the eligible option is less than 100% vested at the time of exchange, then 50% of the restricted stock units would vest approximately 12 months from the date of grant and the remaining restricted stock units would vest approximately 24 months from the date of grant (subject to the employee’s continued service to the Company through such dates).

Stockholder approval is required for the amendments to certain of the Company’s existing stock plans under the listing rules of the NASDAQ Global Market and the terms of such plans. Such amendments would authorize the Company to establish the Option Exchange Program. Therefore, the Company is seeking stockholder approval to amend the following plans to allow for the Option Exchange Program: the Company’s 1997 Employee Stock Option Plan, the Company’s 1997 Non-Employee Stock Option Plan, the Company’s 2000 Nonstatutory Stock Option Plan, the Company’s 2001 Nonstatutory Stock Option Plan, the Paradise Electronics, Inc. 1997 Stock Option Plan, and the Sage, Inc. Second Amended and Restated 1997 Stock Option Plan (collectively the “Plans”). The amendment to the Plans would only permit the Option Exchange Program, and any future option exchange or similar program would require stockholder approval before it could be implemented.

The restricted stock units would be granted under our 2007 Equity Incentive Plan (subject to the plan being approved by our stockholders). If all eligible options are exchanged, options to purchase approximately 2,151,000 shares will be exchanged for restricted stock units covering approximately 550,000 shares.

The Option Exchange Program may take place if and only if both the Option Exchange Program and the 2007 Equity Incentive Plan (described in Proposal 3) are approved by our stockholders. If stockholders do not approve the Option Exchange Program or the 2007 Equity Incentive Plan, eligible options will remain outstanding and in effect in accordance with their existing terms. While the terms of the Option Exchange Program are expected to be materially similar to the terms described in the proposal, the Board of Directors may change the terms of the Option Exchange Program in its sole discretion to take into account a change in circumstances, as described below, and it may decide not to implement the Option Exchange Program even if stockholder approval is obtained.

We believe the amendments to the Company’s Plans to allow for the Option Exchange Program, if approved by the stockholders, will permit us to:

•	restore incentives for employees to remain with the Company by issuing them new equity awards that have a greater likelihood of providing value to our employees; and

•	reduce the equity award overhang represented by outstanding options that have high exercise prices and are no longer effective as performance and retention incentives.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF AMENDMENTS TO EXISTING STOCK OPTION PLANS TO
PROVIDE FOR A STOCK OPTION EXCHANGE PROGRAM.

Reasons for the Option Exchange Program

Like many companies in the semiconductor industry, our stock price has experienced a significant volatility and decline in the past few years. As a result, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. The closing price of our common stock on the NASDAQ Global Market on July 31, 2007, was $8.63. As of July 31, 2007, the weighted average exercise price of outstanding options held by our non-executive employees was $16.60. Consequently, as of July 31, 2007, 85% of outstanding stock options held by non-executive employees were underwater. These underwater options may not be sufficiently effective to retain and incentive our employees. We believe that to develop and commercialize our products, we need to maintain competitive employee compensation and incentive programs. We believe the Option Exchange Program would provide employees a meaningful incentive that is directly aligned with the interest of our stockholders.

In addition to providing a more meaningful incentive to our non-executive employees, the Option Exchange Program would also significantly reduce our overhang (that is, the number of shares subject to outstanding equity awards) and would allow us to motivate and incentivize our employees more efficiently through equity compensation awards without resulting in as much dilution to our stockholders that stock options otherwise would.

Solution

When considering how best to continue to incentivize and reward our employees who have “underwater options,” we considered several alternatives:

Increase cash compensation

To replace equity incentives, we would need to substantially increase base and target bonus compensation. These increases would substantially increase our compensation expenses and reduce our cash flow from operations.

Grant additional equity awards

We also considered granting employees additional stock options at current market prices or restricted stock units. However, these additional grants would substantially increase our total number of outstanding equity awards, or “overhang,” and the dilution to our stockholders.

Implement Option Exchange Program

Finally, we considered an option exchange program. We determined that a program under which employees could exchange higher-priced stock options for a lesser number of restricted stock units was most attractive for a number of reasons, including the following:

•	Reasonable, Balanced Incentives. Under the Option Exchange Program, participating employees will surrender underwater options for a lesser number of restricted stock units with vesting requirement between approximately 12 to 24 months. We believe the grant of a lesser number of restricted stock units is a reasonable and balanced exchange for underwater options, and the grant of restricted stock units would have a much stronger current impact on employee retention.

•	Restore Retention Incentives. We rely on highly skilled and educated scientific, technical, and managerial employees. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense. Many companies in general, and semiconductor companies in particular, have long used equity awards as a means of attracting, motivating and retaining their best employees, while aligning those employees’ interests with those of the stockholders. We continue to believe that equity awards are an important component of our employees’ total compensation, and that replacing this component with additional cash compensation to remain competitive would have a material adverse effect on the Company. We also believe that in order to have the desired impact on employee motivation and retention as we continue to develop and market product, our employee stock options should be exercisable at or near the current price of our common stock. The failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our ability to develop and commercialize our products could be jeopardized, which would adversely affect our business, results of operations and future stock price.

•	Overhang Reduction. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire, or the employee leaves our employment. An exchange, such as the Option Exchange Program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Under the proposed Option Exchange Program, participating employees will receive a number of restricted stock units covering a lesser number of shares than the number of shares covered by the surrendered options. Because participating employees will receive restricted stock units in exchange for their options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing the overhang. If all eligible options are exchanged, options to purchase approximately 2,151,000 shares will be surrendered and cancelled, while new restricted stock units covering approximately 550,000 shares will be issued, resulting in a net reduction in the equity award overhang by approximately 1,601,000 shares, or approximately 4.3% of the number of shares of our common stock outstanding as of July 31, 2007. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. If all eligible awards are exchanged, after the exchange we will have approximately 4,030,000 options outstanding, with a weighted average exercise price of $12.76 and a weighted average remaining term of 5.8 years.

•	Reduced Pressure for Additional Grants. If we are unable to conduct a program in which underwater options with low incentive value may be exchanged for a lesser number of restricted stock units with higher incentive value, we may be forced to issue additional options and restricted stock units to our employees at current market prices, increasing our overhang. These grants would also more quickly exhaust our current pool of options available for future grant.

Implementing the Option Exchange Program

We have not commenced the Option Exchange Program and will not do so unless our stockholders approve this proposal and Proposal 3 for the adoption of the 2007 Equity Incentive Plan. If the Company receives stockholder approval of the program, the Option Exchange Program may commence at a time determined by our Board of Directors, or the Compensation Committee, with terms expected to be materially similar to those described in this proposal. However, even if the stockholders approve the Option Exchange Program, the Board of Directors may still later determine not to implement the Option Exchange Program. It is currently anticipated that the Option Exchange Program will commence as promptly as practicable following approval of this proposal by our stockholders; provided, however, that if the Option Exchange Program does not commence within six months of stockholder approval, the Company will not commence the Option Exchange Program without again seeking and receiving stockholder approval. If the Company receives stockholder approval of the Option Exchange Program, such approval will be for a one-time exchange program.

Upon the commencement of the Option Exchange Program, employees holding eligible options would receive written materials explaining the precise terms and timing of the Option Exchange Program (an “offer to exchange”). Employees would be given at least 20 business days to elect to exchange some or all of their eligible options for a lesser number of restricted stock units. They would make this election by filling out an election form which would be distributed to them as part of the offer to exchange and submitting the form to the Company’s designated representative within the 20 business day period (or such longer period as we choose to keep the Option Exchange Program open). After the offer to exchange is closed, eligible options that were surrendered for exchange would be cancelled, and the Compensation Committee would approve grants of restricted stock units to participating employees in accordance with the applicable exchange ratio. All such restricted stock units would be granted under the 2007 Equity Incentive Plan (assuming the plan is approved by our stockholders) and would be subject to the terms of such plan.

At or before commencement of the Option Exchange Program, we will file the offer to exchange with the Securities and Exchange Commission (the “SEC”) as part of the tender offer statement on Schedule TO. Employees and directors, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov.

If you are both a stockholder and an employee holding eligible options, please note that voting to approve the Option Exchange Program does not constitute an election to participate in the Option Exchange Program.

Description of the Option Exchange Program

Eligible Employees

We refer to all employees of the Company and its subsidiaries, (but excluding our Officers and the non-employee members of our Board of Directors), as “eligible employees” for the purposes of the Option Exchange Program. Participation in the Option Exchange Program would be voluntary. As of July 31, 2007, we have approximately 422 eligible employees. We may exclude employees in certain non-U.S. jurisdictions from the Option Exchange Program if local law or other constraints would make their participation infeasible or impractical.

Eligible Options

As of July 31, 2007, options to purchase approximately 4,396,000 shares of our common stock awarded to our current non-executive employees were outstanding under all of our equity compensation plans, with a weighted average exercise price of $15.20 per share and a weighted average remaining term of 5.4 years. Of these, only those options granted prior to December 2005 and having an exercise greater than or equal to $15.00 would be eligible for exchange under the Option Exchange Program. These eligible options represent options to purchase approximately 2,151,000 shares of common stock, have a weighted average exercise price of $20.24 per share and a weighted average remaining term of 5.2 years.

Exchange Ratio

We refer to the relationship of the number of shares underlying an eligible option that an eligible employee exchanges to the number restricted stock units such eligible employee can receive in the Option Exchange Program as the “exchange ratio.” The exchange ratio for a specific eligible option grant exchanged in the Option Exchange Program depends on exercise price of that option, as shown in the table below, with the result rounded to the nearest whole unit:

If the Exercise Price of an Eligible Option is :	The Exchange Ratio is :

$15.00-$16.25, then	2.8-for-1
$16.26-$17.50, then	3.5-for-1
$17.51-$25.00, then	4.5-for-1
Greater than $25.00, then	11.5-for-1

For example, if an employee exchanges an eligible option to purchase 5,000 shares with an exercise price of $20.00 per share, that employee would receive 1,111 restricted stock units, with the result rounded to the nearest whole unit.

The exchange ratios shown in the table above were designed to result in the issuance of restricted stock units in the exchange program with a fair value for financial accounting purposes approximately equal to the fair value of the stock options surrendered in the Option Exchange Program. We calculated the fair value of the eligible options using the Black-Scholes option valuation model. For this purpose, we used the following factors:

(i) exercise price,

(ii) assumed value of $9.93 per share of our common stock,

(iii) expected volatility of our common stock of 55.2%,

(iv) a term equal to the lesser of (A) the remaining contractual life of the stock option and (B) a fixed expected term of 4.25 years,

(v) risk-free rates between 4.78% and 5.06%, and

(vi) no expected dividends.

We then established four exchange ratios based on the average Black-Scholes value of the eligible options having exercise prices within a specified range for each ratio, as compared to the assumed fair market value of one share of our common stock underlying a restricted stock unit to be issued in the Option Exchange Program. For this purpose, we assumed a fair market value of $9.93 per share.

The following table summarizes information regarding the options eligible for exchange in the program, as of July 31, 2007:

					Maximum
			Remaining		Number
			Weighted		of Restricted
	Number of		Average		Stock Units That
	Shares	Weighted	Life of		May be
	Underlying	Average	Eligible		Granted Upon
	Eligible	Price of	Options	Exchange	Surrender of
Exercise Price of Eligible Options	Options	Eligible Options	(Years)	Ratio	Eligible Options

Greater than or equal to $15.00 per share, but less than $16.26 per share	533,000	$15.64	6.7	2.8-for-1	190,000
Greater than or equal to $16.26 per share, but less than $17.51 per share	695,000	$16.92	5.1	3.5-for-1	198,000
Greater than or equal to $17.51 per share, but less than $25.01 per share	602,000	$19.83	4.6	4.5-for-1	134,000
Greater than or equal to $25.01	321,000	$35.84	4.2	11.5-for-1	28,000
Total	2,151,000	$20.24	5.2		550,000

Vesting Schedule

The new restricted stock units would have a vesting schedule that would depend upon the vesting schedule of the eligible option as shown in the table below:

If the Original Eligible Option is:	Then Vesting for the New Restricted Stock Units:

100% vested	100% of the new grant would be unvested. These restricted stock units would vest approximately 12 months from the date of grant (assuming continued service to the Company through such vesting date).
Less than 100% vested	100% of the new grant would be unvested. 50% of these restricted stock units would vest approximately 12 months from the date of grant and the remaining 50% of these restricted stock units would vest approximately 24 months from the date of grant (assuming continued service to the Company through such vesting dates).

For example, if an employee tenders a fully vested option, then 100% of the restricted stock units would vest approximately 12 months from the date of grant (assuming continued service to the Company through such date). These vesting schedules were designed with the goal of promoting employee retention, as employees who choose to exchange their eligible options must remain at the Company for at least one year from the grant date of the new options in order to get the full benefit of those options, but also recognizing and rewarding the service of our employees that have remained with us a significant period of time and who would be exchanging fully vested awards in the Option Exchange Program for unvested awards. (Our employees with fully vested awards will have been employed with the Company for a minimum of four years.)

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. The tax consequences of the Option Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program. We believe the exchange of eligible options for restricted stock units pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of restricted stock units. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence.

Potential Modification to Terms of Option Exchange Program to Comply with Governmental Requirements

The terms of the Option Exchange Program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Option Exchange Program is not entirely certain. In addition, we intend to make the Option Exchange Program available to our employees who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Option Exchange Program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.

Potential Modification to Terms of Option Exchange Program Due to Changing Circumstances

Our Board of Directors authorized our Compensation Committee to adjust the threshold for options eligible to participate in the Option Exchange Program if there is a significant change in the market price for our common stock preceding the commencement of the Option Exchange Program to ensure the intent of the program is realized; however, any changes will preserve the general terms and eligibility requirements of the Option Exchange Program discussed in this proposal. Our Compensation Committee also retains the discretion to adjust the exchange ratios if there is a significant change in the market price of our common stock preceding the commencement of the exchange program in comparison to the average market price used in determining the exchange ratios set forth in the table in this proposal. If our Compensation Committee does adjust the exchange ratios, it will do so with the intent of causing the offer to exchange to result in the issuance of restricted stock units having a fair value approximately less than or equal to the fair value of the stock options surrendered, determined using the same valuation methodologies as were used to determine the exchange ratios set forth in this proposal.

Financial Accounting Consequences

As of April 1, 2006, we have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the restricted stock units granted in the exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of restricted stock units granted to employees in exchange for surrendered stock options, measured as of the date the restricted stock units are granted, over the fair value of the stock options surrendered in exchange for the restricted stock units, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the restricted stock units. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited restricted stock units will not be recognized.

New Plan Benefits

Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of new restricted stock units that may be issued. As previously noted, Officers and non-employee members of our Board of Directors are not eligible to participate in the Option Exchange Program.

Effect on Stockholders

We are unable to predict the precise impact of the Option Exchange Program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The Option Exchange Program was designed in aggregate to be no less than value neutral to our stockholders and to reduce the dilution in ownership from outstanding equity awards. If all eligible options are exchanged, options to purchase approximately 2,151,000 shares will be surrendered and cancelled, while new restricted stock units covering approximately 550,000 shares will be issued, resulting in a net reduction in the equity award overhang by approximately 1,601,000 shares, or approximately 4.3% of the number of shares of our common stock outstanding as of July 31, 2007. Following the option exchange, if all eligible awards are exchanged, we will have approximately 4,030,000 options outstanding, with a weighted average exercise price of $12.76 and a weighted average remaining term of 5.8 years.

Information about the 2007 Equity Incentive Plan

Further information about the 2007 Equity Incentive Plan can be found in Proposal 3.

FOR THE FOREGOING REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE APPROVAL OF THE OPTION EXCHANGE PROGRAM.

TRANSACTION OF OTHER BUSINESS

We know of no other proposals to be presented at the meeting. If any other proposal is presented, the shares represented by the proxies we receive will be voted according to the best judgment of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

EXECUTIVE OFFICERS

The following table lists the names and positions held by each of our executive officers as of March 31, 2007:

Name	Age	Position

Elias Antoun	51	President, Chief Executive Officer and Director
Michael Healy(1)	45	Chief Financial Officer and Senior Vice President, Finance
Behrooz Yadegar(2)	47	Senior Vice President, Product Development
Hildy Shandell(3)	51	Senior Vice President, Corporate Development
Anders Frisk(4)	51	Executive Vice President
Ernest Lin	53	Senior Vice President, Worldwide Sales
Jeffrey Lin(5)	34	General Counsel
Ava Hahn(6)	34	Associate General Counsel and Secretary
Linda Millage(7)	46	Interim Principal Accounting Officer

(1)	On May 16, 2007, Michael Healy terminated employment.

(2)	On May 16, 2006, Behrooz Yadegar joined the company.

(3)	On September 12, 2006, Hildy Shandell joined the company.

(4)	On July 31, 2007, Anders Frisk terminated employment.

(5)	On June 8, 2007, Jeffrey Lin was appointed Secretary of the company.

(6)	On June 12, 2007, Ava Hahn terminated employment.

(7)	On May 1, 2007, Linda Millage assumed the duties of Interim Principal Accounting Officer.

Elias Antoun has served as President and Chief Executive Officer since November 2004. Prior to his appointment, Mr. Antoun served as the President and Chief Executive Officer of Pixim, Inc., an imaging solution provider for the video surveillance market, between March 2004 and November 2004. From February 2000 to August 2003, Mr. Antoun served as the President and Chief Executive Officer of MediaQ, Inc., a mobile handheld graphics IC company acquired by NVIDIA Corporation in August 2003. From January 1991 to February 2000, Mr. Antoun held a variety of positions with LSI Logic Corporation, most recently serving as Executive Vice President of the Consumer Products Division from 1998 until his departure in January 2000. Mr. Antoun served as a Director of HPL Technologies, Inc. from August 2000 to December 2005, and as Chairman of the Board of Directors of HPL Technologies, Inc. from July 2002 to December 2005.

Michael Healy joined Genesis in February 2004 as Chief Financial Officer and Senior Vice President of Finance, and terminated employment in May 2007. Previously, Mr. Healy served as Chief Financial Officer of Jamcracker, Inc., a software and application service provider, from November 2002 to February 2004. From September 1997 to January 2002, Mr. Healy held senior level finance positions at Exodus Communications, including Senior Vice President of Finance. Prior to then, he held various senior financial management positions at Apple Computer, and was an auditor at Deloitte & Touche. Mr. Healy holds a bachelor’s degree in accounting from Santa Clara University and is a Certified Public Accountant. Mr. Healy is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Healy terminated employment on May 16, 2007.

Behrooz Yadegar joined Genesis in May 2006 as Senior Vice President, Product Development. Prior to joining Genesis, Mr. Yadegar served as the Vice President of Engineering and Operations for Cortina Systems Inc., a global communications supplier of port connectivity solutions to the networking and telecommunications sector, from March 2004 to April 2006. From October 2000 to August 2003, Mr. Yadegar was the Senior Vice President of Engineering and Operations at MediaQ, Inc., which was acquired by NVIDIA in 2003. Previously, Mr. Yadegar held senior technical management positions at Silicon Graphics, MIPS and Intel. Mr. Yadegar holds B.S. and M.S. degrees in electrical engineering from the University of Missouri.

Hildy Shandell joined Genesis Microchip in September 2006 as Senior Vice President, Corporate Development. Prior to joining Genesis, Ms. Shandell was the Vice President of Corporate Development at Broadcom Corporation, a broadband communications semiconductor company, from September 2002 until September 2006. From January 1999 until May 2002, Ms. Shandell was with 3Dlabs Inc., a developer of graphics semiconductors, where she was most recently Chief Operating Officer. From January 1995 until January 1999, Ms. Shandell was Of Counsel with Skadden, Arps, Slate, Meagher & Flom. From April 1994 until January 1999, Ms. Shandell also served as managing director of The Renaissance Fund, a private equity fund focused on high technology and infrastructure investments related to Israel. Prior to that, Ms. Shandell was a partner at Fulbright & Jaworski. Ms. Shandell holds a B.A. degree in Sociology and Government from Lehigh University and a J.D. from Temple University School of Law.

Anders Frisk served as Executive Vice President from January 2003 until July 2007. Mr. Frisk joined Genesis in March 2000 as Vice President, Marketing. Prior to then, he served as Director of Technology Planning with Nokia from February 1998 to March 2000, and as PC Architecture Manager with Fujitsu ICL Computers from April 1991 to January 1998. Mr. Frisk has served on the board of the Video Electronics Standards Association, or VESA, and chaired VESA’s Monitor Committee for four years. Mr. Frisk holds a master’s degree in electrical engineering from Stockholm’s Royal Institute of Technology. Mr. Frisk terminated employment on July 31, 2007.

Ernest Lin has served as Senior Vice President, Worldwide Sales since January 2005. Prior to joining Genesis, Mr. Lin served as vice president of global sales at NeoMagic Corporation from December 2001 to December 2004. Prior to then, Mr. Lin served as executive vice president of business operations for LinkUp System Corporation from September 1997 until its acquisition by NeoMagic in December 2001. Additionally, Mr. Lin was instrumental in building Cirrus Logic’s business in the Asia Pacific region. During his 12 year tenure at Cirrus Logic, he held several executive management, sales and engineering positions, including vice president, Asia Pacific Sales. Mr. Lin holds an MBA from Santa Clara University, a Master’s degree in computer science from the University of Utah and a BSEE from the National Taiwan University in Taipei, Taiwan.

Jeffrey Lin joined Genesis in September 2004 and has served as General Counsel since August 2005. Mr. Lin was appointed Secretary in June 2007. Prior to joining Genesis, from June 1999 to August 2004, Mr. Lin was an associate with

Wilson Sonsini Goodrich & Rosati, P.C., where he focused on technology transactions for private and public companies. Prior to that, Mr. Lin was an attorney at the Federal Trade Commission, where he worked on antitrust matters in the microprocessor industry. Mr. Lin holds a B.S. from the University of Michigan and a J.D. from UCLA School of Law.

Ava Hahn joined Genesis in August 2002 as Corporate Counsel. From May 2003 to August 2005, she served as General Counsel, and from October 2003 until June 2007, she also served as Secretary. In addition, Ms. Hahn was Assistant Secretary from September 2002 to October 2003. From August 2000 to August 2002, Ms. Hahn was Director, Legal Affairs at LuxN, Inc., an optical networking company. From August 1997 to August 2000, Ms. Hahn was an associate attorney with Wilson Sonsini Goodrich & Rosati, P.C. Ms. Hahn holds a bachelor’s degree from the University of California at Berkeley and a J.D. from Columbia Law School. Ms. Hahn terminated employment on June 12, 2007.

Linda Millage joined Genesis Microchip in May 2006 as Director of Corporate Finance. On May 1, 2007, Ms. Millage assumed the duties of Interim Principal Accounting Officer. Additionally, Ms. Millage currently serves as the Company’s Senior Director of Finance and Worldwide Corporate Controller, a position she has held since January 2007. From August 2000 to May 2006, Ms. Millage served in various finance roles, including interim CFO, Corporate Controller and Director of External Reporting, for SMTC Corporation, a U.S. publicly-held provider of advanced electronic manufacturing services.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2007 about our common stock that may be issued upon the exercise of options, warrants and rights under our 1997 Employee Stock Purchase Plan described above as well as our seven stock option plans: the 1997 Employee Stock Option Plan, the 1997 Non-Employee Stock Option Plan, the 2000 Non-Statutory Stock Option Plan, the 2001 Non-Statutory Stock Option Plan, the 1997 Paradise Stock Option Plan, the Sage Stock Option Plan, and the 2003 Stock Plan.

The 1997 Paradise Stock Option Plan and the Sage Stock Option Plan, under which we do not grant any new options, were assumed upon our acquisitions of other companies. Our stockholders have not formally approved our 2000 Non-Statutory Stock Option Plan, although they approved an amendment to that plan at the September 14, 2000 annual meeting. Our stockholders have not approved our 2001 Non-Statutory Stock Option Plan or our 2003 Stock Plan. Our stockholders have approved all other plans.

			Number of
			Securities
			Available for
	Number of		Issuance
	Securities to	Weighted-	Under Equity
	be Issued	Average	Compensation
	Upon Exercise	Exercise Price	Plans
	of	of	(Excluding
	Outstanding	Outstanding	Securities
	Options,	Options,	Reflected in
	Warrants and	Warrants and	the First
Plan Name and Type	Rights	Rights	Column)

Equity compensation plans approved by stockholders
1997 Employee Stock Purchase Plan*(1)	N/A	N/A	215,085
1997 Employee Stock Option Plan(2)(3)	2,100,310	13.71	1,855,849
1997 Non-Employee Stock Option Plan	160,480	14.25	69,675
Equity compensation plans not formally approved by stockholders
2000 Non-Statutory Stock Option Plan(3)	2,664,685	15.22	1,475,278
2001 Non-Statutory Stock Option Plan(2)	260,864	21.97	106,901
2003 Stock Plan(2)	865,000	17.15	118,750
Equity compensation plans assumed on acquisitions
1997 Paradise Stock Option Plan	557	0.66	—
Sage Stock Option Plan(2)	301,871	23.15	—

*	The number of securities to be issued upon exercise of outstanding rights under the 1997 Employee Stock Purchase Plan and the weighted average exercise price of those securities is not determinable. The 1997 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower. The closing price per share of our common stock on the Nasdaq Global Market on June 29, 2007 (the last trading day of the most recent offering period) was $9.36.

(1)	Under this plan, the number of shares which may be issued is subject to an annual increase to be added on each anniversary date of the adoption of the plan equal to the lesser of (i) the number of Shares needed to restore the maximum aggregate number of Shares available for sale under the plan to 500,000, or (ii) a lesser amount determined by the Board.

(2)	This plan explicitly permits repricing of options granted under the plan.

(3)	Under this plan, the number of shares which may be issued is subject to an annual increase to be added on the first day of each fiscal year equal to the lesser of (1) 2,000,000 shares, (ii) 3.5% of the outstanding shares of common stock on such date or (iii) an amount determined by the Board.

Summaries of the stock option plans not formally approved by our stockholders are as follows:

2000 Non-Statutory Stock Option Plan

Purpose

The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Administration

The plan provides for administration by our Board of Directors or a committee appointed by the Board of Directors and is currently administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the plan are determined by the Board of Directors or its appointed committee, and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the plan.

Eligibility to Participate in the Plan

Nonstatutory stock options and stock appreciation rights may be granted to our employees, consultants and directors, and to employees and consultants of our parent or subsidiary companies.

Number of Shares Covered by the Plan

The aggregate number of shares of common stock authorized for issuance under the plan is 1,500,000 shares.

Awards Permitted Under the Plan

The plan authorizes the granting of nonstatutory stock options and stock appreciation rights only.

Terms of Options

The plan’s administrator determines the exercise price of options granted under the plan and the term of those options. The options that are currently outstanding under the plan vest and become exercisable over periods of from one to four years beginning on the grant date. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the Board of Directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a period fixed by the plan administrator up to the remainder of the option’s term; if a period is not fixed by the plan administrator, the exercise period is three (3) months, or twelve (12) months in the case of death or disability.

Terms of Stock Appreciation Rights

The plan’s administrator is able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the plan administrator, subject to the terms of the plan. The plan administrator, subject to the terms of the plan, has complete discretion to determine the terms and conditions of stock appreciation rights granted under the plan, provided, however, that the exercise price will not be less than 100% of the fair market value of a share on the date of grant.

Capital Changes

In the event of any changes in our capitalization, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, effected without receipt of consideration by us, appropriate adjustment will be made by us in the number of shares available for future grant and in the number of shares subject to previously granted but unexercised options.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of our Company, the award holders will be notified of such event, and the plan administrator may, in its discretion, permit each award to fully vest and be exercisable until ten (10) days prior to such event, at which time the awards will terminate.

Merger, Asset Sale or Change of Control

With respect to options granted on or before October 16, 2001 (unless the optionees have consented otherwise), in the event of a merger of our Company with or into another corporation, or any other capital reorganization in which more than fifty percent (50%) of the outstanding voting shares of the Company are exchanged (other than a reorganization effected solely for the purpose of changing the situs of the Company’s incorporation), each outstanding option under the plan will fully vest and be exercisable for a period of ten (10) days prior to the closing of such transaction, and the unexercised options will terminate prior to the closing of such transaction.

With respect to options granted after October 16, 2001 (as well as certain options granted before such date, with the consent of the optionees) and stock appreciation rights, in the event of a merger or proposed sale of all or substantially all of the assets of our Company, each outstanding award under the plan will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event the successor corporation refuses to assume or substitute outstanding awards, the plan administrator will notify each optionee that his or her options will vest and be exercisable for a period of twenty (20) days from the date of such notice, and the unexercised awards will terminate upon the expiration of such period. In addition, awards granted to our non-employee directors will vest in full upon consummation of any such transaction.

Nonassignability

Awards may not be assigned or transferred for any reason (other than upon death), except that the plan administrator may permit awards to be transferred during the optionee’s lifetime to members of the optionee’s immediate family or to trusts, LLCs or partnerships for the benefit of such persons.

Amendment and Termination of the Plan

The plan provides that the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the optionee.

Certain United States Federal Income Tax Information

An optionee generally will not recognize any taxable income at the time he or she is granted a non-statutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to an optionee. Upon exercise, the optionee will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Generally, we will be entitled to a tax deduction in the same amount as the ordinary income realized by the optionee with respect to shares acquired upon exercise of an award.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of options and stock appreciation rights granted under the plan and does not purport to be complete. In addition, the summary does not discuss the tax consequences of an optionee’s death or the income tax laws of any state or foreign country in which the optionee may reside.

2001 Non-Statutory Stock Option Plan

Purpose

The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of our business.

Administration

The plan provides for administration by our Board of Directors or a committee appointed by the Board of Directors and is currently administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the plan are determined by the Board of Directors or its appointed committee, and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the plan.

Eligibility to Participate in the Plan

Nonstatutory stock options may be granted to our employees, consultants and directors.

Number of Shares Covered by the Plan

The aggregate number of shares of common stock authorized for issuance under the plan is 1,000,000 shares.

Awards Permitted Under the Plan

The plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The plan’s administrator determines the exercise price of options granted under the plan and the term of those options. The options that are currently outstanding under the plan vest and become exercisable over periods of two to four years beginning on the grant date. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the Board of Directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a period fixed by the plan administrator up to the remainder of the option’s term; if a period is not fixed by the plan administrator, the exercise period is three (3) months, or twelve (12) months in the case of death or disability.

Capital Changes

In the event of any changes in our capitalization, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, effected without receipt of consideration by us, appropriate adjustment will be made by us in the number of shares available for future grant and in the number of shares subject to previously granted but unexercised options.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of our Company, the option holders will be notified of such event, and the plan administrator may, in its discretion, permit each option to fully vest and be exercisable until ten (10) days prior to such event, at which time the options will terminate.

Merger, Asset Sale or Change of Control

In the event of a merger or proposed sale of all or substantially all of the assets of our Company, each outstanding option under the plan will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event the successor corporation refuses to assume or substitute outstanding options, the plan administrator will notify each optionee that his or her options will vest and be exercisable for a period of fifteen (15) days from the date of such notice, and the unexercised options will terminate upon the expiration of such period. In addition, awards granted to our non-employee directors will vest in full upon consummation of any such transaction.

Nonassignability

Options may not be assigned or transferred for any reason (other than upon death), except that the plan administrator may permit options to be transferred during the optionee’s lifetime upon such terms and conditions as the administrator deems appropriate.

Amendment and Termination of the Plan

The plan provides that the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the optionee.

Certain United States Federal Income Tax Information

An optionee generally will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Generally, we will be entitled to a tax deduction in the same amount as the ordinary income realized by the optionee with respect to shares acquired upon exercise of the nonstatutory stock option.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of options granted under the plan and does not purport to be complete. In addition, the summary does not discuss the tax consequences of an optionee’s death or the income tax laws of any state or foreign country in which the optionee may reside.

2003 Stock Plan

In October 2003, the Board of Directors approved the 2003 Stock Plan (the “Plan”). The Plan provides for the grant of non-statutory stock options, stock purchase rights, restricted stock, stock appreciation rights, performance shares, and performance units, to newly hired employees as a material inducement to their decision to enter into our employ.

Awards under the Plan may not be granted to individuals who are former employees or directors of ours, except that a former employee who is returning to our employ following a bona-fide period of non-employment by us may receive awards under the Plan. Our Board of Directors or a committee appointed by the Board of Directors administers the Plan and controls its operation (the “Administrator”). However, all awards under the Plan must be approved by either a majority of our independent directors, or approved by a committee comprised of a majority of independent directors.

The Administrator determines, on a grant-by-grant basis, the term of each option, when options granted under the Plan will vest and may be exercised, the exercise price of each option, and the method of payment of the option exercise price. After a participant’s termination of service with us, the vested portion of his or her option will generally remain exercisable for the period of time stated in the option agreement. If a specified period of time is not stated in the option agreement, the option will remain exercisable for three months following a termination for reasons other than death or disability, and for one year following a termination due to death or disability, in each case subject to the original term of the option. The Administrator also determines the terms and conditions of restricted stock awards (shares that vest in accordance with the terms and conditions established by the Administrator), stock purchase rights (rights to purchase shares of our common stock, and such shares are generally restricted stock), stock appreciation rights (the right to receive the appreciation in fair market value of our common stock between the exercise date and the date of grant), and performance shares and/or units (awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest).

In the event we experience a change in control, each outstanding option, stock purchase right and stock appreciation right will be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If such awards are not so assumed or substituted, the Administrator will notify participants that their options, stock purchase rights, and stock appreciation rights will be exercisable as to all of the shares subject to the award for a period of time determined by the Administrator in its sole discretion, and that the award will terminate upon the expiration of such period. In addition, in the event we experience any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan may make appropriate adjustments to outstanding awards and to the shares available for issuance under the Plan.

There are 1,000,000 shares of our common stock reserved under the Plan, and as of March 31, 2007, 119,000 shares remain for future issuance. By its terms, the Plan will automatically terminate in 2013, unless earlier terminated by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 27, 2007 for:

•	each of our current directors, as well as our Chief Executive Officer, former Chief Financial Officer and our other three most highly compensated executive officers who were executive officers during the fiscal year ended March 31, 2007;

•	all of our current directors and named executive officers as a group; and

•	all persons known by us to be beneficial owners of more than five percent (5%) of our outstanding stock.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934 and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of August 27, 2007 through the exercise of any vested stock options or vested restricted stock units. Unless indicated, each person or entity either has sole voting and investment power over the shares shown as beneficially owned or shares those powers with his spouse.

The number of options and restricted stock units exercisable within sixty (60) days of August 27, 2007 is shown in the first column of the table and is included in the total number of shares of common stock beneficially owned shown in the second column. The percentage of shares beneficially owned is computed on the basis of 37,465,217 shares of common stock outstanding on August 27, 2007. Unless otherwise indicated, the principal address of each stockholder listed below is c/o Genesis Microchip Inc., 2525 Augustine Drive, Santa Clara, California 95054.

	Number of
	Shares of
	Common Stock
	Issuable
	Pursuant to	Total Number
	Options and	of Shares of
	Restricted	Common Stock	Percentage of
	Stock	Beneficially	Outstanding
Name	Units	Owned	Common Stock

DeutscheBank AG(1) Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	—	3,174,886	8.5%
Sonar Capital Management LLC(1) 75 Park Plaza, 2nd Floor Boston, MA 02116	—	2,295,345	6.1%
Elias Antoun	374,167	394,650	1.1%
Michael Healy(2)(7)	0	5,201	*
Behrooz Yadegar	24,792	26,264	*
Hildy Shandell	17,813	29,345	*
Raphael Mehrbians(3)(7)	9,031	11,773	*
Tzoyao Chan(4)(7)	0	16,690	*
Anders Frisk(5)(6)(7)	142,542	145,815	*
Jon Castor	42,583	42,583	*
Chieh Chang	52,583	66,320	*
Tim Christoffersen	65,500	65,500	*
Jeffrey Diamond(8)	115,500	130,054	*
Robert H. Kidd	70,500	70,500	*
Chandrashekar M. Reddy	67,167	198,722	*
Directors and Named Executive Officers as a group (13 persons)(5)(8)	982,178	1,203,417	3.2%

*	Less than one percent (1%)

(1)	Based on information contained in a Schedule 13F filed June 30, 2007.

(2)	Terminated employment May 16, 2007.

(3)	Terminated employment October 31, 2006.

(4)	Terminated employment July 31, 2006.

(5)	Includes 3,273 shares of common stock held by Mr. Frisk.

(6)	Terminated employment July 31, 2007.

(7)	Total number of shares of common stock beneficially owned based on information available as of termination date.

(8)	Includes 14,554 shares owned by Diamond Family Trust, a trust established for the benefit of Mr. Diamond and his family.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied with all filing requirements applicable to them for the year ended March 31, 2007, except as follows: (1) on May 3, 2006, a Form 4 was filed for Anders Frisk which omitted to state that Mr. Frisk was the beneficial owner of 2,581 shares of our common stock, which such omission was corrected in an amendment to the Form 4 filed on July 17, 2006, and (2) on May 30, 2006, Ava Hahn was granted an option to purchase 5,000 shares of common stock, which such grant was first reported on a Form 4 filed June 8, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2006, Genesis made an equity investment in Mobilygen Corp, and Elias Antoun, our president and CEO, joined Mobilygen’s Board of Directors.

In March 2006, we entered into a cross-licensing agreement with Mobilygen Corp., a privately held company that is developing H.264 and other video codec solutions for mobile devices. The agreement will give both companies access to certain technologies for select markets and enables them to jointly define future products to complement existing product portfolios.

The investment in Mobilygen is recorded within other long term assets. No financial transactions were undertaken with Mobilygen during the year ended March 31, 2007.

See the disclosure under the caption entitled “Compensation Discussion and Analysis — Change of Control and Severance Benefits and Employment Agreements” on the next page.

Prior to assuming the duties of Interim Principal Accounting Officer on May 1, 2007, Linda Millage was enrolled in the Company’s Employee Stock Purchase Plan Loan Program (the “Loan Program”), which is available to non-executive employees who are participants in the Employee Stock Purchase Plan (“ESPP”). Under the Loan Program, a participant receives a loan from Genesis each pay period in an amount equal to the participant’s ESPP contribution for that pay period. Ms. Millage has ceased participating in the Loan Program, and all amounts loaned to Ms. Millage under the Loan Program were repaid.

Our Audit Committee Charter states that the Audit Committee is responsible for reviewing and approving in advance, any proposed related party transactions. In addition, our Code of Conduct and Business Ethics prohibits conflicts of interest. The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member. Further, all related party transactions must be approved in advance by our Audit Committee. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or stockholders have a material interest. We expect that any such transaction would be approved only if our Audit Committee concluded in good faith that it was in our interest to proceed with it.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the following Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Jeffrey Diamond (Chair)
Chieh Chang
Chandrashekar M. Reddy

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of our executive officer compensation program. Our Compensation Committee’s philosophy in structuring and administering our executive officer compensation program is to maximize stockholder value over time by closely aligning the interests of the executive officers with those of our stockholders. To achieve this goal of maximizing stockholder value over time, the primary objectives of our executive officer compensation program are to:

•	Offer compensation opportunities that attract and retain executives whose abilities are critical to our long-term success;

•	Motivate executives to perform at their highest level and reward outstanding achievement;

•	Maintain a significant portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals; and

•	Encourage executives to manage from the perspective of owners with an equity stake in Genesis.

Determination of Compensation

Our Compensation Committee, in conjunction with our CEO and our Vice President, Human Resources, reviews at least annually our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers. The Compensation Committee determines executive compensation based on an evaluation of the responsibilities, experience and performance levels of each individual executive officer as well as an evaluation of our overall effectiveness in attracting and retaining executives under our current business circumstances. For example, as further described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended March 31, 2007, Genesis has recently experienced significant turnover in its senior management team. The Compensation Committee considers executive retention and risks associated with management turnover among other factors in determining executive compensation. To help ensure that the levels of executive compensation determined by the Compensation Committee are effective in retaining and motivating our executive officers, the Compensation Committee also reviews compensation levels of comparable executive officers in other similarly situated companies with which we compete for talent. Our Compensation Committee’s most recent review occurred in late 2006 and early 2007, when our Compensation Committee retained an independent compensation consultant, Compensia, to assist it in evaluating our compensation practices and philosophy and to assist it in developing and implementing our executive compensation program. We paid Compensia $164,587 in fiscal 2007, approximately $75,000 of which related to consulting for our executive compensation program, with the balance primarily related to consulting for the 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan and the Option Exchange Program proposed above. The Compensation Committee has sole authority for retaining and terminating compensation consultants.

Our compensation consultant developed a competitive peer group based on input from the company and performed an analysis of competitive performance and compensation levels. We define our competitive market for executive talent so as generally to reflect publicly traded fabless semiconductor companies headquartered in

Northern California with similar revenue levels, organization structures and numbers of employees. Comparable public companies used in our analysis include the following: Electronics For Imaging, OmniVision Technologies, Zoran, Silicon Storage Technology, Standard Microsystems, PMC-Sierra, Applied Micro Circuits, Sigmatel, PortalPlayer (now Nvidia), Semtech, Silicon Image, Integrated Silicon Solution, Cirrus Logic, Pixelworks and Trident Microsystems (together, the “Peer Group”).

Our Compensation Committee believes that reviewing Peer Group compensation levels can provide useful data for purposes of comparison. Peer Group compensation levels are among many factors we consider in assessing the reasonableness of our compensation and the effectiveness of our compensation in attracting and retaining talented executives. However, the Compensation Committee does not adhere to strict benchmark targets in setting compensation levels. Rather, the Compensation Committee sets compensation levels based on the skills, experience, responsibilities and achievements of each executive officer, taking into account the strategic objectives of the Company, the compensation ranges and relative performance of the Peer Group, and the recommendations of the CEO, except with respect to his own position. For example, in instances where an executive officer is uniquely key to our success, our Compensation Committee may provide compensation that is relatively high in the Peer Group range for comparable positions and/or higher in the Peer Group range than where other Company executives in different positions are in the Peer Group range for their respective comparable positions. Executives with significant experience and responsibility or a record of sustained high-performance may be paid compensation that is relatively high in the Peer Group range for their position, while executives with less experience or a shorter record of sustained high performance may be paid compensation that is relatively low in the Peer Group range for their position. Our Compensation Committee’s judgments with regard to market levels of compensation were based on the advice and Peer Group data provided by the compensation consultant, on industry compensation surveys from Radford Group, and the Compensation Committee’s experience with and knowledge of other similarly situated companies.

Based on an assessment by our compensation consultant, the Compensation Committee believes that average executive total compensation in fiscal 2007, including bonuses for performance in fiscal 2006 that were paid out in early fiscal 2007, approximated the 50th percentile of the Peer Group median. When bonus amounts for fiscal 2006 performance are replaced with bonus amounts for fiscal 2007 (which amounts equal zero, as further described below), average executive total compensation for fiscal 2007 was below the Peer Group median.

The Compensation Committee has reviewed the tables disclosing the compensation of our named executive officers contained in this proxy, in lieu of tally sheets, in order to understand all elements of our named executives’ compensation.

Elements of Executive Compensation

The principal elements of our executive compensation program are base salary, potential annual cash bonus awards pursuant to our executive bonus plan, and long-term equity incentives in the form of stock options and/or restricted stock units (“RSUs”). We view the separate components of compensation as related but distinct. The Compensation Committee does not believe that significant compensation derived from one component of compensation should necessarily negate or offset compensation from other components.

We determine the appropriate level for each compensation component as well as for total compensation based in part, but not exclusively, on each executive’s responsibilities, performance and experience levels, our specific recruiting and retention goals, our view of internal equity and consistency, competitiveness and performance relative to the Peer Group and other considerations we deem relevant, such as rewarding extraordinary performance.

Base Salary

Base salaries are a necessary component of compensation in order to attract and retain talent and are intended to recognize and reward day-to-day performance. Base salaries for our executives are established based on the scope of their responsibilities and the experience and achievements of the executive, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are reviewed annually, and adjusted from time to time, typically in April along with all other employees, to realign salaries with competitive market levels after taking into account individual responsibilities, performance and experience.

Executive Bonus Plan

In fiscal 2007, our executive bonus plan provided for “at risk” cash compensation tied to annual performance and was intended to reward both individual achievement and achievement of corporate-level goals. We designed the bonus plan to focus our management on achieving key corporate objectives, to motivate certain desirable individual behaviors and to reward substantial achievement of our key corporate financial objectives and individual goals.

Payment pursuant to the bonus plan is based upon two components, a corporate financial component and an individual performance objective component. If the Company meets or surpasses certain minimum financial targets under the operating plan (the “Operating Plan”), a bonus pool will be established under this bonus plan. Specifically, these minimum targets are (a) 90% of the Operating Plan revenue, and (b) 90% of the Operating Plan non-GAAP operating income. Both (a) and (b) must be achieved in order for a bonus pool to be established under this bonus plan.

In the event a bonus pool is established under the fiscal 2007 bonus plan, executives are eligible for bonuses expressed in the tables below as a percentage of annual base salary. Under the bonus plan, each participating executive’s bonus is determined based on the achievement of performance goals divided into two components: financial performance objectives and management-by-objective (“MBO”) performance objectives, with 50% of the target bonus allocated to each component.

The financial performance objectives were determined by our Board of Directors. The MBO performance objectives were determined by our CEO and Compensation Committee or, in the case of our CEO, by our Compensation Committee, with input from the other members of our Board of Directors.

The financial performance objectives were based on the Company’s financial performance relative to our Operating Plan. The specific business goals were non-GAAP operating income and revenue, with 75% of the financial performance objectives weighted to the achievement of the non-GAAP operating income goal and 25% weighted to the achievement of revenue. For purposes of this calculation, non-GAAP operating income may be adjusted for unusual items (such as mergers and acquisitions) as determined by the CEO and Chief Financial Officer, and as approved by the Board of Directors. The achievement of these goals was determined in early fiscal 2008 by the Board of Directors. No discretion may be exercised in the determination of these financial performance objectives because the achievement of these goals may be objectively determined.

For performance less than 90% of the financial performance objectives, there is no payout. Payouts occur at a threshold level of 90% and there is a superior payout for performance with achievement at or more than 110% of the financial performance objectives. The specific percentage of our named executive officers’ salaries that may be paid out upon achievement of the financial performance objectives is set out in the table below.

FINANCIAL COMPONENT BONUS AMOUNTS

Operating Plan Performance	<90%	90%	100%	110%

Elias Antoun	0%	12.5%	25%	50%
Michael Healy(1)	0%	6.25%	12.5%	25%
Behrooz Yadegar	0%	6.25%	12.5%	25%
Hildy Shandell	0%	6.25%	12.5%	25%
Raphael Mehrbians(1)	0%	6.25%	12.5%	25%
Tzoyao Chan(1)	0%	6.25%	12.5%	25%
Anders Frisk(1)	0%	6.25%	12.5%	25%

(1)	No longer employed by the Company

Our MBO performance objectives were both quantitative and qualitative and are specific to each executive’s areas of responsibility. For our CEO, the specific MBO’s included the following: (i) Design wins at top TV manufacturers; (ii) Specific target achievement of market share; (iii) Specific product deliverables; and (iv) Strategic technology acquisitions. Our Compensation Committee reviewed our CEO’s performance in comparison to these goals at the end of fiscal year 2007. Our CEO reviewed the performance of our other named executive officers’ performance in comparison to these goals at the end of fiscal year 2007 and made a recommendation to the Compensation Committee. In determining the achievement of the qualitative MBO performance objectives, the judgment of the Compensation Committee in the case of the CEO’s MBO performance, and the Compensation Committee and the CEO in the case of other executives was involved in order to determine whether such goals were met, since the goals were not wholly objective.

Under the fiscal 2007 bonus plan, for performance less than 90% achievement, there is no payout. Payouts occur at a threshold level of 90% and there is a superior payout for performance at or more than 110% of the financial goals. The specific percentage of our named executive officers’ salaries that may be paid out upon achievement of the MBO component goals is set out in the table below.

MBO COMPONENT BONUS AMOUNTS

Operating Plan Performance	<90%	90%	100%	110%

Elias Antoun	0%	25%	25%	50%
Michael Healy(1)	0%	12.5%	12.5%	25%
Behrooz Yadegar	0%	12.5%	12.5%	25%
Hildy Shandell	0%	12.5%	12.5%	25%
Raphael Mehrbians(1)	0%	12.5%	12.5%	25%
Tzoyao Chan(1)	0%	12.5%	12.5%	25%
Anders Frisk(1)	0%	12.5%	12.5%	25%

(1)	No longer employed by the Company

We believe that our bonus target levels are difficult to achieve and that our executives must perform at a high level devoting their full time and attention in order to earn their respective bonuses.

In fiscal 2007, we did not achieve the minimum financial targets in comparison to our Operating Plan that are required to fund the bonus pool. As such the bonus plan was not funded, and no executives received bonuses for fiscal 2007, except that a payment of $28,500 was made to Hildy Shandell pursuant to a guaranteed bonus provision in her offer letter.

For fiscal 2008, the Compensation Committee has decided to suspend the executive bonus plan so that there will not be any general cash bonus plan for our named executive officers for their performance in fiscal 2008, though the Compensation Committee may consider the payment of a discretionary cash bonus for exceptional performance by any of our executives. The Compensation Committee will review whether the executive bonus plan should be reinstated for fiscal 2009 prior to the beginning of the fiscal 2009 year.

Long-Term Equity Incentive Compensation

Our equity incentive compensation plans have been established to provide our executive officers with incentives to help align those employees’ long-term interests with the interests of stockholders. The Compensation Committee believes that long-term performance is achieved through a culture that encourages such performance by our executive officers through the use of stock and stock-based awards, because the increase in value of granted awards is dependent on the company’s longer-term performance and stock price. We generally make these awards to executives when they become an executive of the company, as well as on an annual basis thereafter, typically in May. Equity award amounts are intended to make the company competitive in the market in attracting and retaining executives, while taking into consideration total compensation levels and the company’s overall goals of linking pay to performance and managing the dilution of existing stockholders’ interests that results from equity awards.

For our 2007 fiscal year, our equity awards consisted of a combination of stock option grants and time-vesting RSUs, with awards weighted more towards stock options as an employee’s responsibilities and ability to impact the company’s financial performance increases. We believe stock options are attractive because they provide a relatively straightforward incentive to increase stockholder value over the long term, and also provide incentive for employees to continue their employment with the company. RSU awards provide additional incentive by providing employees with immediate stock ownership upon vesting, which aligns their interests with those of our stockholders. We believe that an RSU award program may consume fewer shares than options in order to achieve similar incentive levels because RSUs are immediately valuable to recipients upon vesting, in contrast to stock options, which may or may not ultimately result in realizable value to recipients. Because of the lower share consumption rate associated with RSUs, our use of RSUs may lessen our equity overhang and reduce dilution for our stockholders as well as reduce our equity compensation expenses compared to an all stock option program. Our Compensation Committee evaluates the effectiveness of our long-term equity compensation program on at least an annual basis, and may in the future revise our program. For example, we have committed to implement an equity program with performance-based RSUs for fiscal 2008, and we have made a similar commitment to performance-vesting equity awards for fiscal 2009.

For our 2008 fiscal year, the majority of equity awards for each of our named executive officers will consist of performance-vesting RSUs, in addition to stock option and time-vesting RSUs. The maximum number of shares that may be issued to our named executive officers on achieving the performance criteria for the performance-vesting RSUs will exceed the number of shares subject to time-vesting stock options or time-vesting RSUs awarded to each such named executive officer in fiscal 2008. The performance goals for these performance-vesting RSUs will consist of meeting or exceeding our agreed upon operating plans for fiscal 2009 and/or fiscal 2010 with a focus on revenue and operating income. The RSUs will vest, following fiscal 2009 or fiscal 2010 as applicable, only upon meeting or exceeding the performance goals for the applicable fiscal year, there are no additional shares granted or additional vesting if our results exceeds those goals, and there is no vesting of the RSUs if our results are below the target amount.

Furthermore, our Compensation Committee intends to have at least a majority of the number of shares subject to equity awards granted to those executive officers we expect will be its named executive officers for our 2009 fiscal year be performance-based awards, absent any changes in the applicable accounting rules, tax or other laws, or any significant business developments.

In fiscal 2007, the Compensation Committee implemented a policy of awarding all equity grants on a fixed day of each month, in order to ease administration of awards and to avoid any appearance of setting the date of awards with the benefit of hindsight. Beginning in November 2006, stock options are granted with an exercise price equal to the closing price of our common stock on the day of grant, typically vest 25% after one year with the remainder vesting monthly over the next three years, and generally will expire six years after the date of grant. Prior to November 2006, our stock option grants typically had an exercise price equal to the closing price of our common stock on either the day of grant or the day before the grant. Beginning in November 2006, our time-vesting RSU grants typically vest annually based upon continued employment over a four-year period. Performance-vesting RSUs will vest pursuant to the vesting schedule associated with each award, and in each case only if the associated performance goals for the award are achieved. Prior to November 2006, our RSU awards typically vested either annually as described in the preceding sentence, or 25% after one year with the remainder vesting quarterly over the next three years. The vesting of certain of our named executive officers’ stock options may be accelerated in certain circumstances pursuant to the terms of their agreements with the Company. These terms are more fully described below in Change of Control and Severance Benefits and Potential Payments on Termination or Change of Control below.

Change of Control and Severance Benefits

We provide the opportunity for certain of our named executive officers and certain other senior management to receive certain compensation or benefits under severance and/or change of control provisions contained in their employment and change of control severance agreements. Because we are a small company in a very competitive and growing industry, where longer-term compensation largely depends on future stock appreciation, the Compensation Committee believes these benefits are important to our ability to attract and retain an appropriate caliber of talent in key positions. Our executive officers may from time to time have competitive alternatives that may appear to them to be more attractive and/or less risky than working at Genesis. The change of control benefits also mitigate a potential disincentive for executives when they are evaluating a potential change of control of Genesis, particularly when the services of the executive officers may not be required by the acquiring company. Severance benefits are intended ease the consequences to an executive of an unexpected termination of employment and help in avoiding distraction during times of transition. Genesis benefits by requiring a general release from separated executives receiving severance benefits. Genesis may also request non-compete and non-solicitation provisions in connection with individual separation agreements. Our change of control agreements provide assurance of limited severance and benefits in the event an executive is terminated in connection with a change of control of Genesis. The Compensation Committee believes that our change of control agreements benefit Genesis and its stockholders by avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. The Compensation Committee’s analysis indicates that our severance and change of control provisions are consistent with the provisions and benefit levels of the Peer Group.

On a case-by-case basis, we may also extend option exercise periods for departing executives in connection with severance and release of claims agreements entered into at the time of severance. Please see the table Potential Payments on Termination or Change of Control on page 54.

Other Compensation and Perquisites

We offer our executive officers participation in our defined contribution 401(k) retirement plan, Employee Stock Purchase Plan (“ESPP”), and group life, disability and health insurance plans on the same basis as all of our employees, at the same rates charged to other employees. However, executive officers are not eligible to participate in our ESPP Loan Program, which is available to all ESPP participants other than executives. We previously provided our executives with a $600 per month car allowance in lieu of expense reimbursement for certain business-related car travel expenses, but we discontinued the car allowance in January 2007. We do not have any deferred compensation programs for executives or employees.

CEO Compensation for Fiscal 2006

Our President and CEO, Mr. Antoun, received a stock award that was granted in fiscal 2007 in recognition of performance in fiscal 2006. This award reflects the substantial achievement of financial goals in fiscal 2006. The following table summarizes the Company’s performance on its key financial performance priorities established early in fiscal 2006. The Compensation Committee considered the Company’s performance as measured by absolute performance against fiscal 2005 performance and by relative performance against competitors.

		Actual FY 2006
	Target Growth in	Performance as a
	FY2006 Over FY 2005	Percentage of FY2006
Metric	Results	Targets

Revenue	20%	110%
Non-GAAP Operating Margin	200%	176%

In late 2006, we reviewed the Company’s and Mr. Antoun’s accomplishments in fiscal 2006 and discussed compensation for Mr. Antoun. Based on these accomplishments and the other factors discussed above (such as market compensation data and pay equity data), and after discussion with the other non-employee directors, we approved Mr. Antoun’s compensation relating to fiscal 2006 in late 2006.

The following table summarizes Mr. Antoun’s compensation and benefits relating to fiscal 2006.

Cash compensation:
Base salary	$350,004
Cash bonus(1)	$297,500
Year-end incentive equity award:
Restricted stock units(2)(3)	$11,564
Stock options(2)(4)	$1,488,567
Retirement benefits:
401(k) Plan Company match(5)	$2,982
Other fiscal 2006 compensation as reported in the summary compensation table:
Other compensation(6)	$5,400

Total	$2,156,017

(1)	Fiscal 2006 bonus amount paid in early fiscal 2007 pursuant to the Fiscal 2006 Executive Bonus Plan.

(2)	Awarded in early fiscal 2007 for performance in fiscal 2006. This amount is also disclosed in the following Fiscal Year 2007 Summary Compensation Table.

(3)	Indicates the amount in dollars recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with FAS 123R disregarding forfeiture assumptions of $21,170. See Note 9 of the Notes to Consolidated Financial Statements for the assumptions used by the Company in calculating these amounts.

(4)	Indicates the amount in dollars recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with FAS 123R disregarding forfeiture assumptions of $69,826. See Note 9 of the Notes to Consolidated Financial Statements for assumptions used by the Company in calculating these amounts.

(5)	401(k)plan matching contributions were paid to executives at the same rates as other eligible employees and capped at $3,000 in fiscal 2006.

(6)	Consisted of car allowance, which was discontinued effective January 23, 2007.

All equity awards granted to Mr. Antoun have been previously disclosed and are reflected on SEC Forms 3 and 4 that are on file with the SEC. Stock-based compensation expense, if any, associated with these equity awards has been fully recognized under U.S. generally accepted accounting principles in the Company’s financial statements in fiscal 2006 and prior years and, therefore, delivery of these awards would result in no incremental stock-based compensation expense to the Company. The dollar value (as of March 31, 2007) of equity awards previously granted under equity compensation plans that would be available to Mr. Antoun if his employment terminates as the result of an involuntary termination or he resigns for good reason within twelve (12) months of a change of control are set forth in the table, Potential Payments on Termination or Change of Control on page 54 below. Mr. Antoun’s change of control severance agreement is described under the caption “Tier 1 CEO Change of Control Agreement with CEO” beginning on page 51.

Executive Compensation Tables

The following tables present compensation information for our fiscal year ended March 31, 2007 paid to or accrued for our Chief Executive Officer, Chief Financial Officer and each of our five other most highly compensated executive officers. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE

					Stock	Option	Non-Equity	All Other
					Awards	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)(7)	($)(8)	Compensation ($)	($)(9)	Total ($)

Elias Antoun,	2007	364,001	0		11,564	1,488,567	0	23,723	1,887,855
President & CEO
Michael Healy,	2007	241,384	0		9,406	790,324	0	24,043	1,065,157
formerly Sr. VP Finance and CFO(1)
Behrooz Yadegar,	2007	229,174	75,000	(2)	86,759	119,878	0	20,128	530,939
Sr. VP Product Development
Hildy Shandell,	2007	144,002	100,000	(3)	166,571	64,550	28,500 (3)	9,561	513,184
Sr. VP Corporate Development
Raphael Mehrbians,	2007	168,807	0		10,510	418,969	0	185,258	783,544
formerly Sr. VP Product Marketing(4)
Tzoyao Chan,	2007	102,120	0		10,510	401,431	0	233,371	747,432
formerly Sr. VP Product Development(5)
Anders Frisk,	2007	275,834	0		8,294	476,065	0	24,377	784,570
Executive Vice President(6)

(1)	Mr. Healy terminated employment with the Company on May 16, 2007.

(2)	Mr. Yadegar commenced employment on May 16, 2006 and received a $75,000 sign-on bonus.

(3)	Ms. Shandell commenced employment on September 12, 2006 and, pursuant to her offer letter, received a $100,000 sign-on bonus and a guaranteed bonus of $28,500 under our Executive Bonus Plan. The “Other Compensation” column includes $5,658 in reimbursement for legal fees incurred in connection with her offer letter.

(4)	Mr. Mehrbians terminated employment with the Company on October 31, 2006. The “Other Compensation” column includes $164,736 in severance pay and $8,667 in COBRA reimbursement pursuant to Mr. Mehrbians’s separation agreement.

(5)	Mr. Chan terminated employment with the Company on July 31, 2006. The “Other Compensation” column includes $208,472 in severance pay and $16,251 in COBRA reimbursement pursuant to Mr. Chan’s separation agreement.

(6)	Mr. Frisk terminated employment on July 31, 2007.

(7)	The amounts in this column for “Stock Awards” indicate the amount in dollars recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with FAS 123R disregarding forfeiture assumptions of $21,170. See Note 9 of the Notes to Consolidated Financial Statements for the assumptions used by the Company in calculating these amounts.

(8)	The amounts in this column for “Option Awards” indicate the amount in dollars recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with FAS 123R disregarding forfeiture assumptions of $69,826. See Note 9 of the Notes to Consolidated Financial Statements for assumptions used by the Company in calculating these amounts.

(9)	See “All Other Compensation” and “Perquisites” tables.

Executive compensation is set by our Compensation Committee, and reviewed at least annually, based on an evaluation of the responsibilities, experience and performance levels of each individual executive officer. As discussed above, executive compensation consists primarily of base salary, awards of restricted stock units and stock options, and an executive bonus plan. For fiscal 2007, we did not meet the minimum financial target component of the executive bonus plan. As a result, the executive bonus plan was not funded and no payments were made, except for a payment of $28,500 to Ms. Shandell, who was guaranteed a bonus under the plan pursuant to her offer letter.

FISCAL YEAR 2007 ALL OTHER COMPENSATION TABLE

		Perquisites		Company
		and Other		Contributions to	Severance
		Personal	Insurance	Retirements and	Payments/
		Benefits	Premiums	401(k) Plans	Accruals
Name	Year	($)(1)	($)(4)	($)(4)	($)	Total ($)

Elias Antoun	2007	5,700	15,023	3,000	0	23,723
Michael Healy(2)	2007	5,700	15,343	3,000	0	24,043
Behrooz Yadegar	2007	5,100	15,028	0	0	20,128
Hildy Shandell(3)	2007	8,358	1,203	0	0	9,561
Raphael Mehrbians(2)	2007	4,200	6,497	1,158	173,403	185,258
Tzoyao Chan(2)	2007	2,400	5,024	1,224	224,723	233,371
Anders Frisk(2)	2007	5,700	15,677	3,000	0	24,377

(1)	Consists of car allowance, which was discontinued effective January 23, 2007.

(2)	No longer employed by the Company.

(3)	Consists of car allowance, which was discontinued effective January 23, 2007, and reimbursement for legal fees incurred in connection with negotiating Ms. Shandell’s offer of employment.

(4)	Insurance premiums and 401(k) plan contributions are paid to executives at the same rates as other eligible employees.

All other compensation consists of insurance premiums and 401(k) plan contributions, which are paid to executives at the same rate as other eligible employees. For part of fiscal 2007, we also paid a car allowance, which is reflected above.

FISCAL YEAR 2007 PERQUISITES TABLE

			Financial	Total Perquisites
		Car Allowances	Planning/Legal Fees	and Other Personal
Name	Fiscal Year	($)(1)	($)(2)	Benefits ($)

Elias Antoun	2007	5,700	0	5,700
Michael Healy(3)	2007	5,700	0	5,700
Behrooz Yadegar	2007	5,100	0	5,100
Hildy Shandell	2007	2,700	5,658	8,358
Raphael Mehrbians(3)	2007	4,200	0	4,200
Tzoyao Chan(3)	2007	2,400	0	2,400
Anders Frisk(3)	2007	5,700	0	5,700

(1)	The car allowance was discontinued for all executives effective January 23, 2007.

(2)	Paid pursuant to offer letter.

(3)	No longer employed by the Company.

Perquisites consist of the now-discontinued car allowance, also noted in “All Other Compensation” above, and reimbursement of legal fees to Ms. Shandell pursuant to her offer letter.

FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS TABLE

										All Other
									All Other	Option			Grant
									Stock	Awards:	Exercise		Date Fair
						Estimated Future Payouts Under			Awards:	Number of	or Base	Closing	Value of
			Estimated Future Payouts Under Non-			Equity Incentive Plan			Number	Securities	Price of	Price on	Stock &
			Equity Incentive Plan Awards(3)			Awards			of Shares	Underlying	Option	Grant	Option
	Grant	Approval		Target			Target		of Stock or	Options	Awards	Date	Awards
Name	Date	Date	Threshold ($)	($)	Maximum ($)	Threshold ($)	($)	Maximum ($)	Units (#)(4)	(#)(5)	($/Sh)(6)	($/Sh)	($)(7)

Elias Antoun	5/30/2006	5/30/2006								60,000	12.27	11.82	430,062
	5/30/2006	5/30/2006							4,300		0	11.82	52,761
			136,500	182,000	364,000	n/a	n/a	n/a
Michael Healy(1)	5/30/2006	5/30/2006								25,000	12.27	11.82	179,193
	5/30/2006	5/30/2006							1,430		0	11.82	17,546
			45,260	60,346	120,692	n/a	n/a	n/a
Behrooz Yadegar	5/5/2006	5/5/2006								70,000	12.97	13.08	530,369
	5/5/2006	5/5/2006							30,000		0	13.08	389,100
			42,970	57,294	114,587
Hildy Shandell(2)	10/27/2006	9/12/2006								45,000	10.23	10.14	245,646
	10/27/2006	9/12/2006							50,000		0	10.14	600,500
			48,751	65,001	130,002	n/a	n/a	n/a
Raphael Mehrbians(1)	5/30/2006	5/30/2006								25,000	12.27	11.82	179,193
	5/30/2006	5/30/2006							1,430		0	11.82	17,546
			n/a	n/a	n/a	n/a	n/a	n/a
Tzoyao Chan(1)	5/30/2006	5/30/2006								20,000	12.27	11.82	143,354
	5/30/2006	5/30/2006							1,430		0	11.82	17,546
			n/a	n/a	n/a	n/a	n/a	n/a
Anders Frisk(1)	5/30/2006	5/30/2006								20,000	12.27	11.82	143,354
	5/30/2006	5/30/2006							1,430		0	11.82	17,546
			51,719	68,958	137,917	n/a	n/a	n/a

(1)	No longer employed by the Company.

(2)	Options were approved during a closed trading window under the company’s Insider Trading Policy, and were therefore not granted until the trading window reopened.

(3)	Potential payments as calculated pursuant to the fiscal year 2007 Executive Bonus Plan. See “Executive Bonus Plan” discussion on page 42. Actual payments were zero, except to Ms. Shandell, who earned a guaranteed $28,500 bonus payment in accordance with her offer letter. The company did not achieve its minimum corporate revenue and operating income goals, and as a result, no bonus payments were made pursuant to the fiscal year 2007 Executive Bonus Plan other than to Ms. Shandell.

(4)	These restricted stock units vest over four years from the date of grant, except for Ms. Shandell’s grant, which vests over three and a half years from the date of grant.

(5)	These stock options vest over four years from the date of grant, except for Ms. Shandell’s options, which vest over three and a half years from the date of grant.

(6)	The exercise price is higher than the closing price on the date of grant because the awards were priced in accordance with the then-current policy of using the closing price of the day before grant. The company currently prices awards at the closing price on the date of grant.

(7)	Amount reflects the full grant date fair value of the awards as of March 31, 2007, as computed in accordance with FAS 123R. The assumptions used to calculate the amounts in this column are set forth under Note 9 of the Notes to Consolidated Financial Statements.

In fiscal 2007, our plan-based awards consisted of stock options and restricted stock units awarded to Mr. Yadegar and Ms. Shandell in accordance with their offer letters, and annual “refresh” awards to our other named executives, as set forth above. Our executive bonus plan, which is our non-equity incentive award plan, is a cash bonus plan discussed in more detail under “Executive Bonus Plan” above.

FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Elias Antoun	0	0	0	0
Michael Healy(1)	0	0	469	5,629
Behrooz Yadegar	0	0	0	0
Hildy Shandell	0	0	12,500	99,000
Raphael Mehrbians(1)	35,000	198,800	402	5,303
Tzoyao Chan(1)	104,284	209,767	322	4,221
Anders Frisk(1)	0	0	376	4,514

(1)	No longer employed by the Company.

FISCAL YEAR 2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
	Number of	Number of			Number	Market
	Securities	Securities			of RSUs	Value of
	Underlying	Underlying	Option		That Have	RSUs That
	Unexercised	Unexercised	Exercise	Option	Not	Have Not
	Options (#)	Options (#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Elias Antoun(4)(5)	291,667	208,333	16.895	11/29/2014	4,300	39,947
	0	60,000	12.270	5/30/2012
Michael Healy(1)(4)(5)	154,167	45,833	18.830	2/4/2014	602	5,593
	9,740	11,510	19.500	10/25/2011	1,430	13,285
	0	25,000	12.270	5/30/2012
Behrooz Yadegar(4)(5)	0	70,000	12.970	5/5/2012	30,000	278,700
Hildy Shandell(6)	11,250	33,750	10.230	10/27/2012	37,500	348,375
Raphael Mehrbians(2)(4)(5)	9,031	0	19.500	12/31/2007	0	0
Tzoyao Chan(3)(4)(5)	0	0			0	0
Anders Frisk(4)(5)(7)	33,917	0	22.560	2/17/2010	481	4,468
	10,834	0	22.560	2/17/2010	1,430	13,285
	13,750	0	17.000	8/2/2010
	6,500	0	17.000	8/2/2010
	14,375	0	7.500	7/22/2012
	31,667	0	12.390	2/18/2013
	8,334	833	16.800	5/16/2013
	377	5,297	15.620	5/26/2014
	17,956	6,370	15.620	5/26/2014
	7,792	9,208	19.500	10/25/2011
	0	20,000	12.270	5/30/2013

(1)	Terminated employment May 16, 2007.

(2)	Terminated employment October 31, 2006.

(3)	Terminated employment July 31, 2006.

(4)	Options vest over four years from the date of grant, with 25% vesting after one year, and monthly vesting thereafter.

(5)	Restricted stock units vest 25% after one year, with annual vesting thereafter.

(6)	Pursuant to Ms. Shandell’s offer letter, options and restricted stock units vest over three and a half years from the date of grant, with 25% vesting after six months of employment and the balance vesting monthly in equal amounts over the following thirty-six months.

(7)	Terminated employment on July 31, 2007.

Change of Control and Severance Benefits

“Tier 1” Change of Control Agreement with CEO

On March 2, 2007, we entered into a change of control severance agreement with our Chief Executive Officer, Elias Antoun (“CEO Agreement”). The CEO Agreement will provide certain benefits upon an involuntary termination of Mr. Antoun’s employment following a change of control of the company. The agreement has a two-year term. The agreement generally provides that if, within 12 months after the change of control of the company, Mr. Antoun’s employment is involuntarily terminated or he resigns for good reason (as defined in the CEO Agreement), and he signs a release of claims, then he will be entitled to (i) a lump sum severance payment equal to 12 months base salary, (ii) an amount representing Mr. Antoun’s pro-rated forgone annual bonus and (iii) accelerated vesting of 50% of Mr. Antoun’s then outstanding, unvested equity compensation awards. The amount of Mr. Antoun’s pro-rated forgone bonus is calculated by multiplying 50% of his annual base salary, as in effect on the date of his employment termination, by a fraction with a numerator equal to the number of days between the start of the company’s fiscal year during which the termination occurs and the termination date and a denominator equal to 365. Further, we will reimburse Mr. Antoun for the premiums paid for the continued coverage of himself and any eligible dependents under the Company’s medical, dental and vision plans at the same level of coverage in effect on the termination date for 12 months, or until Mr. Antoun becomes covered under similar plans.

“Tier 1” Change of Control Agreement with CFO

On March 2, 2007, we entered into a change of control severance agreement with our then Chief Financial Officer, Michael Healy (“CFO Agreement”). The CFO Agreement is identical to the CEO Agreement described above, except that Mr. Healy’s pro-rated forgone annual bonus is calculated by multiplying 25% of his annual base salary, as in effect on the date of his employment termination, by a fraction with a numerator equal to the number of days between the start of the company’s fiscal year during which the termination occurs and the termination date and a denominator equal to 365. The CFO Agreement is no longer effective, since Mr. Healy terminated employment in May 2007.

“Tier 2” Change of Control Agreement with Other Executives

On March 2, 2007, Genesis Microchip Inc. entered into a change of control severance agreement (the “Tier 2 Agreement”) with the following officers:

•	Behrooz Yadegar, Sr. VP, Product Development

•	Ernest Lin, Sr. VP, Worldwide Sales

•	Jeffrey Lin, General Counsel

•	Ava Hahn, former Associate General Counsel & Secretary

The Company also entered into a Tier 2 Agreement with Anders Frisk, former Executive Vice President, that by its terms would not go into effect before August 1, 2007, but Mr. Frisk terminated employment on July 31, 2007, so his Tier 2 Agreement is not in effect. The Tier 2 Agreement provides for certain benefits upon an involuntary termination of each officer’s employment following a change of control of the company, at a reduced level from the Tier 1 agreements for our CEO and CFO described above. The Tier 2 Agreement has a two-year term, and generally provides that if, within 12 months after the change of control of the company, the officer’s employment is involuntarily terminated or he or she resigns for good reason and signs a release of claims, then that officer will be entitled to a lump sum severance payment equal to six months base salary and accelerated vesting of 25% of the officer’s then outstanding, unvested equity compensation awards. Further, we will reimburse the officer for the premiums paid for the continued coverage of himself/herself and any eligible dependents under the Company’s medical, dental and vision plans at the same level of coverage in effect on the termination date for six months, or until the officer becomes covered under similar plans. The Tier 2 Agreement is no longer effective with respect to Ms. Hahn, who terminated employment on June 12, 2007.

In addition, on August 14, 2006, the Company entered into a Amendment to Change of Control Severance Agreement with Anders Frisk. Pursuant to this Amendment, in the event that Mr. Frisk’s employment with the company terminates as a result of an involuntarily termination prior to July 31, 2007, and Mr. Frisk signs and does not revoke a release of claims, Mr. Frisk is entitled to severance benefits in the form of base salary from the date of termination to July 31, 2007, and the same level of company-paid health coverage and benefits. This Amendment is no longer in effect.

Change of Control Agreement with Hildy Shandell

On September 12, 2006, we entered into a change of control severance agreement with our Senior Vice President, Corporate Development, Hildy Shandell (the “Shandell Agreement”). The Shandell Agreement terminates upon the earlier of (a) two years after a change of control of Genesis, or (b) the date that all obligations of the parties under the Shandell Agreement have been satisfied, provided that if there has not been a change of control as of three years after the effective date of the agreement, it immediately terminates.

The Shandell Agreement provides that if Ms. Shandell’s employment is involuntarily terminated within three months before a change of control of the Company (as defined in the Shandell Agreement) or within 12 months following a change of control, Ms. Shandell will be entitled to certain severance benefits, including, but not limited to: (i) a lump sum payment equal to 12 months base salary and any applicable allowances as in effect as of the date of such termination or, if greater, as in effect immediately prior to the change of control; (ii) a lump sum payment equal to a pro-rated amount of Ms. Shandell’s annual target bonus for the year in which the termination occurs, or, if greater, her annual target bonus as in effect immediately prior to a change of control for the year in which the change of control occurs (calculated in either case assuming 100% achievement of individual and corporate plan objectives); (iii) accelerated vesting for 50% of Ms. Shandell’s unvested stock options, restricted stock and other stock based awards, unless the plan under which such awards were granted or the agreement evidencing such awards provides for accelerated vesting of a greater percentage of such awards; (iv) the right to exercise all vested stock options prior to the change of control for a period of up to two years following the termination date; and (v) Company-paid health coverage for up to 12 months following the termination date.

Should Ms. Shandell’s employment with Genesis be involuntarily terminated at any time during the period that is after twelve months but before twenty-four months after a change of control (the “Second Year”), then, subject to Ms. Shandell’s signing and not revoking a general release of claims, she will be entitled to certain severance benefits, including, but not limited to: (i) a lump sum payment equal to the number of full months remaining in the Second Year as of the termination date multiplied by Ms. Shandell’s monthly base salary and allowances as in effect as of the termination date, or, if greater, as in effect immediately prior to the change of control; (ii) a lump sum payment equal to a pro-rated amount of Ms. Shandell’s annual target bonus for the year in which the termination occurs, or, if greater, her annual target bonus as in effect immediately prior to a change of control for the year in which the change of control occurs (calculated in either case assuming 100% achievement of individual and corporate plan objectives); (iii) all stock rights shall accelerate and become vested and exercisable as to the number of shares that would have otherwise vested during the 12 months following the termination date as if Ms. Shandell had remained employed by Genesis (or its successor) through such date, unless the plan under which such awards were granted or the agreement evidencing such awards provides for accelerated vesting of a greater percentage of such awards; (iv) all awards of restricted stock, restricted stock units and other similar awards that were issued prior to the Change of Control shall vest as to 50% of the portion of such awards that is unvested as of the termination date, unless the plan under which such awards were granted or the agreement evidencing such awards provides for accelerated vesting of a greater percentage of such awards; (v) the right to exercise all vested stock options for a period of up to two years following the termination date; and (vi) Company-paid health coverage following the termination date pro-rated to reflect that number of months remaining in the Second Year as of the date of termination.

Employment Agreements

Offer Letter with Behrooz Yadegar

On April 11, 2006, we entered into an offer letter with Behrooz Yadegar, our Senior Vice President, Product Development. The offer letter provides for the following: (i) an at-will employment wherein either Genesis or Mr. Yadegar may terminate his employment at any time, with or without reason, (ii) an annual base salary of $250,008, (iii) a sign-on bonus of $75,000, (iv) an award of stock options to purchase 70,000 shares of Genesis common stock at an exercise price equal to the fair market value of Genesis common stock on the date of grant, 25% of which vest after one year of employment, with the balance vesting monthly over the following 36 months, subject to Mr. Yadegar’s continued employment on the applicable vesting dates, and (v) an award of 30,000 restricted stock units, 25% of which vest after one year of employment, with the balance vesting quarterly in equal amounts over the following 12 quarters, subject to Mr. Yadegar’s continued employment on the applicable vesting dates. Pursuant to the terms of Mr. Yadegar’s offer letter, Mr. Yadegar is eligible to participate in the Corporate Bonus Plan for fiscal year 2007.

In addition, in the event that Genesis terminates Mr. Yadegar’s employment within the first two years of employment, for reasons other than for cause or Mr. Yadegar’s death or disability, and such termination is not associated with a change of control such that he would not be entitled to receive any severance benefits under a change of control severance agreement (such as discussed above under “Change of Control and Severance Benefits”), if any, then, subject to Mr. Yadegar’s signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to Genesis, he will be entitled to the following benefits: (1) severance payments equal to six months of then-current monthly base salary, (2) a pro-rated bonus, if applicable, (3) one-year vesting acceleration of all unvested RSUs, if any, (4) one-year vesting acceleration of all unvested options, if any, and (5) reimbursement of six months of COBRA benefit continuation.

The offer letter also provides that if Genesis decides to implement change of control severance agreements for its executive officers, Mr. Yadegar will be offered such an agreement.

Offer Letter with Hildy Shandell

On August 30, 2006, we entered into an offer letter with Hildy Shandell, our Senior Vice President, Corporate Development. The terms of Ms. Shandell’s offer letter with the Company include, among other things, the following: (i) an at-will employment wherein either Genesis or Ms. Shandell may terminate her employment with the Company at any time, with or without reason; (ii) a monthly gross salary of $21,667; (iii) a sign-on bonus of $100,000; (iv) an award of stock options to purchase 45,000 shares of Genesis common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, 25% of which vest after six months of employment, with the balance vesting monthly in equal amounts over the following thirty-six months, subject to Ms. Shandell’s continued employment on the applicable vesting dates; and (v) an award of 50,000 restricted stock units, 25% of which vest after six months of employment, with the balance vesting quarterly in equal amounts over the following twelve quarters, subject to Ms. Shandell’s continued employment on the applicable vesting dates.

Pursuant to the terms of Ms. Shandell’s offer letter, she is eligible to participate in the Corporate Bonus Plan for fiscal year 2007. Genesis also reimbursed Ms. Shandell $5,648 in legal fees incurred in connection with negotiating, preparing and executing her offer letter.

In addition, in the event that Genesis terminates Ms. Shandell’s employment within the first three years of her employment, for reasons other than for cause or Ms. Shandell’s death or disability, and such termination is not associated with a change of control such that she would not be entitled to receive any severance benefits under the Shandell Agreement (discussed above under “Change of Control Severance Benefits”), then, subject to Ms. Shandell’s signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to Genesis, she will be entitled to the following benefits: (i) severance payments equal to 12 months of then-current monthly base salary; (ii) a pro-rated bonus (calculated assuming 100% achievement of individual and corporate plan objectives); (iii) one-year vesting acceleration of all unvested restricted stock units, if any; (iv) one-year vesting acceleration of all unvested options, if any; and (v) reimbursement of twelve months of COBRA benefit continuation payments.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

	Payment Trigger	Salary	Bonus	Benefits/	Equity	Total
Name	Event	Severance	Severance(1)	Perquisites	Acceleration	Value

Elias Antoun	Involuntary	$0	$0	$0	$0	$0
	Termination Unrelated to Change-of-Control
	Involuntary	$364,001	$182,001	$16,800	$19,974	$582,776
	Termination Related to Change-of-Control
Michael Healy(2)	Involuntary	$0	$0	$0	$0	$0
	Termination Unrelated to Change-of-Control
	Involuntary	$241,384	$60,346	$16,800	$9,439	$327,969
	Termination Related to Change-of-Control
Behrooz Yadegar	Involuntary	$125,004	$0	$8,400	$69,675	$203,079
	Termination Unrelated to Change-of-Control
	Involuntary	$125,004	$0	$8,400	$139,350	$272,754
	Termination Related to Change-of-Control
Hildy Shandell	Involuntary	$260,004	$65,000	$16,800	$116,125	$457,929
	Termination Unrelated to Change-of-Control
	Involuntary	$260,004	$65,000	$16,800	$174,188	$515,992
	Termination Related to Change-of-Control
Anders Frisk(2)	Involuntary	$91,945	$0	$5,600	$0	$97,545
	Termination Unrelated to Change-of-Control
	Involuntary	$91,945	$0	$5,600	$0	$97,545
	Termination Related to Change-of-Control

(1)	This is the maximum bonus amount payable pursuant to the Change of Control agreements. The actual bonus amount paid, if any, would be prorated based on number of days served in the fiscal year.

(2)	No longer employed by the Company.

Our agreements do not provide for any payments upon voluntary termination or termination for cause.

Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with the valuation determined by our board of directors. The Compensation Committee also considers Section 162(m), Rule 280G and Section 409(A) of the Internal Revenue Code in structuring our executive compensation program.

We do not have a 10(b)5-1 trading program. Our Code of Business Conduct prohibits trading in derivatives of our stock or trading in our stock on material non-public information. As described in more detail above, we currently grant our equity awards on standardized dates, which is intended to avoid so-called “spring-loading” or “bullet-dodging,” or timing the grant of our equity awards to benefit from our releases of material non-public information.

Compensation of Directors

In fiscal 2007, directors who were not our employees received $5,000 per quarter as a retainer, $1,000 for each meeting of the Board of Directors or committee thereof attended in person and $500 for each meeting attended by teleconference. Non-employee chairmen of committees received an additional retainer of $1,250 per quarter for serving as a committee chairman, other than the chairman of the Audit Committee who received an additional quarterly retainer of $2,500. Directors who are our employees receive no separate compensation for services rendered as a director. In addition, all directors are reimbursed for reasonable expenses incurred in order to attend meetings.

In fiscal 2007, the Board of Directors formed a special purpose subcommittee focusing on corporate strategy. Members of the subcommittee received $1,000 for each subcommittee meeting attended in person and $500 for each meeting attended by teleconference.

Upon first joining the Board of Directors, non-employee directors received options to purchase a total of 25,000 shares of our common stock, vesting over 36 months.

Grants were also made annually on the first day of the month following our annual meeting of stockholders. Each non-employee director received an option to purchase 8,000 shares of our common stock, plus additional options to purchase 2,500 shares of our common stock for each committee on which the director serves. The options were granted with an exercise price equal to the closing price of our stock on the date of the grant and vest over twelve months. The automatic annual option grants were made on October 1, 2006 at an exercise price of $11.77 per share. No other stock option grants were made to non-employee directors in fiscal 2007.

Awards granted to our non-employee directors will vest in full upon consummation of any change of control transaction.

The following table summarizes the retainers and attendance fees and the number of stock option grants that were made to our non-employee directors, in their capacity as non-employee directors, during fiscal 2007:

FISCAL YEAR 2007 DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid	Option
	in Cash	Awards	All Other	Total
Name	($)(1)	($)(2)	Compensation ($)	($)

Jon Castor(3)	54,500	188,171	0	242,671
Chieh Chang(4)	56,000	188,171	0	244,171
Tim Christoffersen(5)	57,000	136,716	0	193,716
Jeffrey Diamond(6)	72,000	136,716	0	208,716
Robert H. Kidd(7)	57,500	136,716	0	194,216
Chandrashekar M. Reddy(8)	59,250	119,434	0	178,684

(1)	Shows amounts earned through March 31, 2007.

(2)	This column reflects the dollar amount of option awards recognized in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended March 31, 2007 disregarding forfeiture assumptions of

$5,055. The assumptions used to calculate the numbers in this column are set forth under Note 9 of the Notes to Consolidated Financial Statements.

(3)	Mr. Castor held options to purchase 43,000 shares outstanding at fiscal year end. The grant date fair value of the options to purchase 15,000 shares of our common stock that were granted to each non-employee director in fiscal 2007 was $94,208, as computed in accordance with FAS 123R.

(4)	Mr. Chang held options to purchase 53,000 shares outstanding at fiscal year end. The grant date fair value of the options to purchase 15,000 shares of our common stock that were granted to each non-employee director in fiscal 2007 was $94,208, as computed in accordance with FAS 123R.

(5)	Mr. Christoffersen held options to purchase 65,500 shares outstanding at fiscal year end. The grant date fair value of the options to purchase 15,000 shares of our common stock that were granted to each non-employee director in fiscal 2007 was $94,208, as computed in accordance with FAS 123R.

(6)	Mr. Diamond held options to purchase 115,500 shares outstanding at fiscal year end. The grant date fair value of the options to purchase 15,000 shares of our common stock that were granted to each non-employee director in fiscal 2007 was $94,208, as computed in accordance with FAS 123R.

(7)	Mr. Kidd held options to purchase 70,500 shares outstanding at fiscal year end. The grant date fair value of the options to purchase 15,000 shares of our common stock that were granted to each non-employee director in fiscal 2007 was $94,208, as computed in accordance with FAS 123R.

(8)	Mr. Reddy held options to purchase 67,167 shares outstanding at fiscal year end. The grant date fair value of the options to purchase 15,000 shares of our common stock that were granted to each non-employee director in fiscal 2007 was $94,208, as computed in accordance with FAS 123R.

On July 24, 2007, the Board of Directors of Genesis Microchip Inc. approved a new compensation arrangement for directors who are not our employees. The new arrangement went into effect for our current non-employee directors on July 25, 2007 and is effective for new non-employee directors upon the date they join the Board of Directors.

We will continue our previous arrangement of paying non-employee directors $5,000 per quarter as a retainer, $1,000 for each meeting of the Board of Directors or committee thereof attended in person, and $500 for each meeting of the Board of Directors or committee thereof attended by teleconference. We also continue to reimburse all non-employee directors for reasonable expenses to attend meetings.

Under the new compensation arrangement, the chairman of the Board of Directors also receives $3,750 per quarter, the chairman of the Audit Committee also receives $5,000 per quarter, the chairman of the Compensation Committee also receives $2,500 per quarter, the chairman of the Nominating Committee also receives $1,250 per quarter, and the chairman of the Governance Committee also receives $1,250 per quarter. Excluding the chairman of each committee, each director who serves on the Audit Committee also receives $2,000 per quarter, each director who serves on the Compensation Committee also receives $1,250 per quarter, each director who serves on the Nominating Committee also receives $750 per quarter, and each director who serves on the Governance Committee also receives $750 per quarter.

Under the new compensation arrangement, non-employee directors no longer receive option grants for serving on or chairing committees.

In the event that our stockholders approve our 2007 Equity Incentive Plan (the “2007 Plan”) at our annual meeting, scheduled for October 9, 2007 (the “Annual Meeting”), upon first joining the Board of Directors, non-employee directors will receive a grant of 16,000 restricted stock units (“RSUs”) pursuant to the 2007 Plan, which will vest annually over three years, with 1/3 vesting after each year of service. Grants of RSUs to existing non-employee directors also will be made annually on the first day of the month following each annual meeting of our stockholders. Each non-employee director will receive an annual grant of 8,000 RSUs pursuant to the 2007 Plan, which will vest after one year of service.

In the event that our stockholders do not approve the 2007 Plan at our Annual Meeting, upon first joining the Board of Directors, non-employee directors will receive options to purchase a total of 25,000 shares of our Common Stock, which will vest monthly over thirty-six months. Grants of options to non-employee directors also will be made annually on the first day of the month following each annual meeting of our stockholders. Each non-employee director will receive options to purchase 8,000 shares of Common Stock, which will vest monthly over twelve months.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the fiscal year ended March 31, 2007 were Messrs. Diamond, Chang and Reddy. At no time since our formation have any of the members of our Compensation Committee served as our officers or employees or as officers or employees of any of our subsidiaries, except for Mr. Diamond and Mr. Reddy as described in their biographies on pages 6-7. No interlocking relationship exists between our Board of Directors or its Compensation Committee and the board of directors or compensation committee of any other company, nor did any interlocking relationships exist during the past fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with Genesis Microchip’s (the “Company”) management, the audited consolidated financial statements as of and for the year ended March 31, 2007.

The Audit Committee has also discussed with KPMG LP in Canada (“KPMG”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with KPMG their independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 filed with the SEC.

The information contained in the report of the Audit Committee shall not be deemed “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Genesis specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted by the Audit Committee,

Robert H. Kidd, Chairman
Tim Christoffersen
Jon Castor

August 7, 2007

STOCKHOLDER PROPOSALS

You may present proposals for inclusion in our proxy statement for consideration at our 2008 annual meeting by submitting them in writing to our Secretary in a timely manner. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposals must be received by us no later than May 10, 2008 to be included in the proxy statement for that meeting and must comply with the requirements of Rule 14a-8.

Any proposals submitted by you after May 10, 2008, but on or before July 11, 2008, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after July 11, 2008 will be considered untimely for our 2008 annual meeting.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations
2525 Augustine Drive
Santa Clara, California 95054
(408) 919-8539

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

CONTACTING THE BOARD OF DIRECTORS

Stockholders may communicate with the Board of Directors of the Company by sending an email to the Secretary of the Company at corporate.secretary@gnss.com. Alternatively, stockholders may communicate with the Board of Directors by mail at the following address: Board of Directors c/o Corporate Secretary, Genesis Microchip Inc., 2525 Augustine Drive, Santa Clara, California 95054. The Secretary will collect, organize and monitor these communications and will ensure that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. Stockholders who would like their submission directed to a specific director may so specify, and the communication will be so forwarded, as appropriate. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or the Company’s management or independent advisors, as the Secretary considers appropriate.

By order of the Board of Directors,

Jeffrey Lin
Secretary

September 7, 2007

Annex A

GENESIS MICROCHIP INC.

2007 EQUITY INCENTIVE PLAN

1. Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2. Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Genesis Microchip Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(aa) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2007 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director, or Consultant.

(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ll) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(nn) “Successor Corporation” has the meaning given to such term in Section 14(c) of the Plan.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 3,000,000 Shares plus (i) any Shares which have been reserved but not issued under the Company’s 1997 Employee Stock Option Plan (the “1997 Employee Plan”) as of the date of stockholder approval of this Plan, (ii) any Shares subject to stock options or similar awards granted under the 1997 Employee Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 1997 Employee Plan that are forfeited to or repurchased by the Company, (iii) any Shares which have been reserved but not issued under the Company’s 1997 Non-Employee Stock Option Plan (the “1997 Non-Employee Plan”) as of the date of stockholder approval of this Plan, (iv) any Shares subject to stock options granted under the 1997 Non-Employee Plan that expire or otherwise terminate without having been exercised in full, (v) any Shares which have been reserved but not issued under the Company’s 2000 Nonstatutory Stock Option Plan (the “2000 Plan”) as of the date of stockholder approval of this Plan, (vi) any Shares subject to stock options or similar awards granted under the 2000 Plan that expire or otherwise terminate without having been exercised in full, (vii) any Shares which have been reserved but not issued under the Company’s 2001 Nonstatutory Stock Option

Plan (the “2001 Plan”) as of the date of stockholder approval of this Plan, and (viii) any Shares subject to stock options granted under the 2001 Plan that expire or otherwise terminate without having been exercised in full. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards.  Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as two (2) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), two (2) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;

(v) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii) to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not, without the approval of the Company’s stockholders: (A) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14), or (B) cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price;

(viii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(ix) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000 (U.S.), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The following limitations will apply to grants of Options:

(1) No Participant will be granted, in any Fiscal Year, Options to purchase more than 1,000,000 Shares.

(2) In connection with his or her initial service as an Employee, an Employee may be granted Options to purchase up to an additional 1,000,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option, as applicable, will be counted against the limits set forth in subsections (1) and (2) above.

(b) Term of Option.  The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination.  A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for restricted stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 300,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for restricted stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 600,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 300,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 600,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 300,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 600,000 Shares.

(c) Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $2,000,000, and (ii) no Participant will receive more than 300,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code in connection with his or her initial service, a Service Provider may be granted up to an additional 600,000 Performance Shares.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including assets; bond rating; cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per Share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating cash flow; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on equity; return on net assets; return on sales; revenue; sales growth; or total return to stockholders. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report.

12. Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. However, in no event will the Administrator make an Award transferable for consideration.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, and 10.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a Change in Control, and except as otherwise provided in Section 14(d), each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). In the event that the Successor Corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Non-Employee Director Awards.  In the event of a Change in Control, a non-Employee Director who is a Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

15. Tax Withholding

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan.  Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Annex B

GENESIS MICROCHIP INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Genesis Microchip Inc., a Delaware corporation.

(i) “Compensation” means an Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation), but exclusive of payments for overtime, shift premium, incentive compensation, bonuses and other compensation.

(j) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k) “Director” means a member of the Board.

(l) “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code.

(m) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o) “Exercise Date” means the first Trading Day on or after May 15 and November 15 of each year. The first Exercise Date under the Plan will be May 15, 2008.

(p) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(q) “Offering Date” means the first Trading Day of each Offering Period.

(r) “Offering Periods” means the period of time the Administrator may determine prior to an Offering Date, for options to be granted on such Offering Date, during which an option granted under the Plan may be exercised, not to exceed twenty-seven (27) months. Unless the Administrator provides otherwise, Offering Periods will have a duration of approximately twelve (12) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after May 15 of each year and terminating on the first Trading Day on or following May 15, approximately twelve (12) months later, and (ii) commencing on the first Trading Day on or after November 15 of each year and terminating on the first Trading Day on or following November 15, approximately twelve (12) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t) “Plan” means this Genesis Microchip Inc. 2007 Employee Stock Purchase Plan.

(u) “Purchase Period” means the period during an Offering Period in which shares of Common Stock may be purchased on a participant’s behalf in accordance with the terms of the Plan. Unless and until the Administrator provides otherwise, the Purchase Period will mean the approximately six (6) month period commencing on one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Offering Date and end with the next Exercise Date.

(v) “Purchase Price” will be determined by the Administrator (on a uniform and nondiscriminatory basis) prior to an Offering Date for all options to be granted on such Offering Date, subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 20. Unless and until the Administrator provides otherwise, the Purchase Price will equal eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

(w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Periods.  Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.  The Plan will be implemented by consecutive and overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 15 and November 15 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.  An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6. Payroll Deductions.

(a) At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant will have the payroll deductions made on such day applied to his or her account under the subsequent Offering Period. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.

(c) All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10. A Participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a participant may only make one payroll deduction change during each Purchase Period. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Purchase and/or Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly) or the first payroll period on or following the commencement of the next Purchase and/or Offering Period, as applicable.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), or if the Administrator reasonably anticipates a participant has contributed a sufficient amount to purchase a number of shares of Common Stock equal to or in excess of the applicable limit for such Purchase and/or Offering Period, as applicable, (as set forth in Section 7 or as established by the Administrator), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase and/or Offering Period, as applicable. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, or for participants who have had their contributions reduced due to the applicable limits on the maximum number of shares that may be purchased in any Purchase and/or Offering Period, as applicable, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase and/or Offering Period, as applicable, which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option.  On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 20,000 shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option with respect to an Offering Period by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase and/or Offering Period, as applicable. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Purchase and/or Offering Period, as applicable, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No participant will have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment.  Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment will be treated as continuing to be an Eligible Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

12. Interest.  No interest will accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 2,200,000 shares.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a shareholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration.  The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

15. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) The participant may change such designation of beneficiary at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 15 will be made in such form and manner as the Administrator may prescribe from time to time.

16. Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds.  The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports.  Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”), and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a new Exercise Date (the “New Exercise Date”) and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without shareholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, as well as Purchase Periods and Exercise Dates relating thereto, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action;

(iv) reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v) reducing the maximum number of Shares a participant may purchase during any Offering Period.

Such modifications or amendments will not require shareholder approval or the consent of any Plan participants.

21. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan.  The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It will continue in effect until terminated under Section 20.

24. Shareholder Approval.  The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25. Automatic Transfer to Low Price Offering Period.  To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Offering Date of such Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

EXHIBIT A

GENESIS MICROCHIP INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

           Original Application Offering Date:

           Change in Payroll Deduction Rate

           Change of Beneficiary(ies)

1.            hereby elects to participate in the Genesis Microchip Inc. 2007 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of     % of my Compensation on each payday (from 0 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of (Eligible Employee or Eligible Employee and Spouse only).

6. I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Plan:

NAME: (Please print)
(First) (Middle) (Last)

Relationship

Percentage Benefit	(Address)

NAME: (please print)
(First) (Middle) (Last)

Relationship

Percentage of Benefit	(Address)

Employee’s Social Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

Dated:
Spouse’s Signature (If beneficiary other than spouse)

2

EXHIBIT B

GENESIS MICROCHIP INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Genesis Microchip Inc. 2007 Employee Stock Purchase Plan that began on          ,           (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

PROXY GENESIS MICROCHIP INC. Proxy for the Annual Meeting of Stockholders To be held on October 9, 2007 Solicited by the Board of Directors
The undersigned hereby appoints Elias Antoun and Hildy Shandell, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Genesis Microchip Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 2525 Augustine Drive, Santa Clara, California 95054 on October 9, 2007 at 11:00 a.m. Pacific Time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated on or about September 7, 2007 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.
THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THE NOMINEES FOR DIRECTOR INDICATED IN PROPOSAL 1 AND FOR PROPOSAL 2.
(continued and to be signed on the reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)
^ FOLD AND DETACH HERE ^

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· Certificate History
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· Address Change
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE Please Mark Here for Address Change or FOR THE NOMINEES FOR DIRECTOR INDICATED IN Comments PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, SEE REVERSE SIDE
FOR PROPOSAL 4, AND FOR PROPOSAL 5
1. Election of two (3) nominees to the Board of Directors.
Nominees: 01 Jon Castor 02 Chieh Chang 03 Jeffrey Diamond FOR all nominees listed WITHHOLD AUTHORITY above (except as marked to vote for all nominees to the contrary below) listed above
INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided:
FOR AGAINST ABSTAIN
2. To ratify the appointment of KPMG LLP in Canada as the Company’s independent accountants for the fiscal year ending March 31, 2008.
3. To approve the 2007 Equity Incentive Plan.
4. To approve the 2007 Employee Stock Purchase Plan.
5. To approve amendments to the Company’s existing stock option plans to provide for a stock option exchange program.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
Signature: Date: Signature: Date:
Note: Sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held in the name of two or more persons or in the name of husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above proxy card. If shares of stock are held by a corporation, the proxy card should be executed by the president or vice president and the secretary or assistant secretary. Executors or administrators or other fiduciaries who execute the above proxy card for a deceased stockholder should give their full title. Please date the proxy card.
^ FOLD AND DETACH HERE ^